Exhibit 99.1
PRESS RELEASE

Investor Relations:	Media:
Stamford, CT: +1 (203) 904 2410	Lausanne: +41 (0)58 242 4500
Lausanne: +41 (0)58 242 4666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2022 FOURTH-QUARTER
AND FULL-YEAR RESULTS;
2022 FULL-YEAR REPORTED DILUTED EPS OF $5.81, ADJUSTED DILUTED EPS OF $5.98 AND ADJUSTED DILUTED EPS EXCLUDING RUSSIA AND UKRAINE OF $5.34,
REPRESENTING CURRENCY-NEUTRAL GROWTH OF 11.9%;
PROVIDES 2023 EPS FORECAST

STAMFORD, CT, February 9, 2023 – Philip Morris International Inc. (NYSE: PM) today announces its 2022 fourth-quarter and full-year results. Growth rates presented in this press release on an organic basis reflect adjusted results, excluding currency, acquisitions and disposals. Given the impact of the War in Ukraine on the company’s operations in Russia and Ukraine in 2022, PMI is also providing figures and comparisons excluding the company’s operations in these two markets for all historical periods. To provide more clarity on the full extent of the company's business in 2023, PMI will include both Ukraine and Russia in its 2023 forecast and adjusted reporting. A glossary of key terms, definitions and explanatory notes is included at the end of this press release. Adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures are included in the schedules to this press release.
2022 FULL-YEAR & FOURTH-QUARTER HIGHLIGHTS

	Fourth-Quarter				Full-Year
	Reported	Adjusted ex-RU/UA			Reported	Adjusted Ex-RU/UA
Total Shipment Volume Growth	1.2%		2.6%		1.6%		3.2%
HTU Shipment Volume (units billion)	32.0		26.7		109.2		89.3
- Growth	26.1%		37.5%		14.9%		21.5%
Net Revenue Growth	0.6%		7.9%	(a)	1.1%		7.7%	(a)
Operating Income Growth (Decline)	(0.8)%		10.3%	(a)	(5.6)%		6.2%	(a)
OI Margin Increase (Decrease)	(0.5)pp	0.8	pp	(a)	(2.7)pp	(0.6)	pp	(a)
Diluted Earnings per Share	$1.54		$1.23		$5.81		$5.34
- Growth (Decline)	14.9%		20.8%	(b)	(0.3)%		11.9%	(b)
(a) On an organic basis (b) Excluding currency Note: "RU" stands for Russia; "UA" stands for Ukraine
Full-Year
•Net revenues from smoke-free products accounted for 32.1% of total net revenues, or 31.3% excluding Russia and Ukraine. Following the acquisition of Swedish Match, PMI defines “smoke-free products” to include all Swedish Match products other than Swedish Match’s combustible tobacco products, in addition to PMI's heat-not-burn, e-vapor, oral nicotine, and wellness and healthcare products.
•Market share for heated tobacco units (HTUs) in IQOS markets up by 1.1 points to 8.0%, or by 1.4 points to 7.9% excluding Russia and Ukraine
•Increased regular quarterly dividend by 1.6% to $1.27 per share, or an annualized rate of $5.08 per share
Fourth-Quarter
•Net revenues from smoke-free products accounted for 36.0% of total net revenues, or 35.6% excluding Russia and Ukraine
•Market share for HTUs in IQOS markets up by 1.4 points to 8.5%, or up by 1.8 points to 8.5% excluding Russia and Ukraine
•Total IQOS users at quarter-end estimated at approximately 24.9 million, of which approximately 17.8 million had switched to IQOS and stopped smoking (approximately 20.3 million and 14.2 million, respectively, excluding Russia and Ukraine)
"Despite the challenging operating environment in 2022, due to the war in Ukraine, as well as supply-chain and global inflationary pressures, we delivered very strong full-year adjusted results led by the continued growth of IQOS and a robust performance in the combustible tobacco category," said Jacek Olczak, Chief Executive Officer.
"We are well on our way to becoming a majority smoke-free company, with smoke-free products accounting for almost one-third of our total net revenues for the year. With the acquisition of Swedish Match and the agreement to take full control of IQOS in the U.S. in April 2024, we achieved two important milestones in our smoke-free transformation in 2022 and are well positioned to accelerate this journey."
"We enter 2023 as a truly global smoke-free champion, with two of the industry's leading smoke-free brands, IQOS and ZYN, and continued innovation across our broader smoke-free product portfolio. For the year, we forecast organic top-line growth of 7% to 8.5% and currency-neutral adjusted diluted EPS growth of 7% to 9%, despite inflationary pressures and transitory impacts related to ILUMA deployment."
"For Swedish Match, we expect continued strong growth from the business in 2023, following a very strong finish to the year, led by ZYN in the U.S."
2022 FULL-YEAR SUMMARY
Unless otherwise noted, all references to performance in this section exclude Russia and Ukraine
Adjusted net revenues increased by 7.7% in organic terms, primarily driven by total shipment volume growth of 3.2% (marking the second consecutive year of growth), the continued favorable mix shift from cigarettes to smoke-free products, and a favorable total pricing variance.
Smoke-free product net revenues increased by 18.0% on an organic basis, mainly driven by HTU shipment volume growth of 21.5%, partly offset by lower device revenues.
Combustible tobacco product adjusted net revenues increased by 3.7% on an organic basis, driven by a favorable pricing variance of approximately 4% and a cigarette shipment volume increase of 0.8%. International cigarette category share increased by 0.3 points to 24.9% despite the impact of IQOS cannibalization, including a 0.2 point increase for Marlboro.

Adjusted operating income margin declined by 0.6 points on an organic basis, primarily reflecting lower gross margins due mainly to: (i) inflationary pressures on cost of sales, (ii) the adverse profitability impact of accelerated switching to ILUMA devices, (iii) the higher initial cost of ILUMA devices and related HTUs; and (iv) higher air freight costs due to supply chain disruptions related to the war in Ukraine. The pressures at the gross margin level were partly offset by the favorable product mix impact of growing HTU volume at higher unit margins, as well as pricing and productivities. The benefits of operating cost efficiencies and operating leverage further offset the gross margin headwinds.
Adjusted diluted EPS of $5.34 increased by 11.9%, excluding currency. Including Russia and Ukraine, adjusted diluted EPS of $5.98 increased by 10.1% on a currency-neutral basis.

	Years Ended December 31,
	2022	2021	Currency	Var. excl. Currency
Reported Diluted EPS	$ 5.81	$ 5.83	$ (0.77)	12.9%
Adjusting Items (a)	0.17	0.30
Adjusted Diluted EPS	$ 5.98	$ 6.13	$ (0.77)	10.1%
Less: Net earnings attributable to Russia and Ukraine	0.64	0.60	0.08
Adjusted Diluted EPS excl. Russia and Ukraine	$ 5.34	$ 5.53	$ (0.85)	11.9%
(a) See Schedule 2 for list of adjusting items.
2023 FULL-YEAR FORECAST

	Full-Year
	2023 Forecast			2022		Growth

Reported Diluted EPS	$6.09	-	$6.21	$ 5.81

Adjustments:
Amortization and impairment of intangibles	0.16			0.15
Costs associated with Swedish Match AB offer	—			0.06
Swedish Match AB acquisition accounting related item	—			0.06	(1)
Tax benefit associated with Swedish Match AB financing	—			(0.13)	(1)
Charges related to the war in Ukraine	—			0.08
Fair value adj. for equity security investments	—			(0.02)	(1)
Tax items	—			(0.03)
Total Adjustments	0.16			0.17

Adjusted Diluted EPS	$6.25	-	$6.37	$ 5.98
Less: Currency	(0.15)
Adjusted Diluted EPS, ex-currency	$6.40	-	$6.52	$ 5.98		7%	-	9%

1) See "Financial" section of "Key Terms, Definitions and Explanatory Notes" on page 36 for additional information.
Reported diluted EPS is forecast to be in a range of $6.09 to $6.21, at prevailing exchange rates, versus reported diluted EPS of $5.81 in 2022. Excluding a total 2023 adjustment of $0.16 per share and an adverse currency impact, at prevailing exchange rates, of $0.15 per share, this forecast represents a projected increase of 7% to 9% versus adjusted diluted EPS of $5.98 in 2022, as outlined in the above table.

2023 Full-Year Forecast Assumptions
This forecast assumes:
•The full contribution of the company's operations in Russia and Ukraine for the entire year. In Russia, the environment for divestment has become increasingly challenging and complex (see "War in Ukraine" section on page 6). To provide more clarity on the full extent of PMI's business, the company will include both Russia and Ukraine in its 2023 forecast and adjusted reporting.
•An estimated total international industry volume decline, excluding China and the U.S., of 1% to 2%;
•A total cigarette and HTU shipment volume change for PMI of approximately flat to +1%;
•HTU shipment volume of 125 to 130 billion units, reflecting an acceleration in growth versus 2022 on a total PMI basis;
•Net revenue growth of approximately 7% to 8.5% on an organic basis;
•An adjusted operating income margin decline of 50 to 150 basis points on an organic basis, primarily reflecting:
•continued global inflationary pressures, primarily impacting cost of sales for the combustible tobacco business (notably related to leaf, acetate tow and energy prices)
•the continued transitory impacts associated with the ILUMA roll-out, including the margin impact of accelerated device replacements and higher initial costs of devices and consumables; and
•incremental investments to drive future growth, including the commercialization of ILUMA and around $150 million with a broadly even split between the U.S. and the wellness and healthcare segment;
•partly offset by a positive margin impact from the favorable contribution of growing HTU volume within PMI's product mix at higher unit margins, supporting an overall positive margin contribution from the heat-not-burn business.
•Strong full-year performance for Swedish Match’s existing operations, underpinned by strong shipment volume growth for ZYN in the U.S.;
•Wellness and Healthcare segment net revenues of around $300 million (including smoking cessation products), with an adjusted operating loss of around $150 million, primarily due to investments in research and development;
•No contribution from any potential favorable court ruling related to the legality of a supplemental excise tax surcharge on heated tobacco units in Germany, which went into effect in 2022:
◦PMI currently accounts for the supplemental excise tax surcharge as a reduction in net revenues and a liability in its results and outlook, though the obligation to pay the surcharge is currently suspended and under court review;
◦For forecasted 2023 excise surcharges, a favorable ruling would equate, on a full-year basis, to an estimated one percentage point increase in net revenues and three percentage point increase in adjusted diluted EPS, with operating cash flow moving toward the top half of the company's corresponding assumption range outlined below;
◦PMI expects a judgment toward the end of the year;

•Full-year amortization and impairment of acquired intangibles of $0.16 per share, which includes amortization related to the Swedish Match acquisition based on preliminary purchase price allocation that may be subject to change;
•A full year’s net positive earnings contribution from Swedish Match including related interest expense, with Swedish Match included in PMI's organic performance as of November 11, 2023;
•Incremental net interest costs of around $200 million versus 2022 on PMI borrowings excluding Swedish Match-related financing, notably reflecting higher borrowing costs on refinanced debt;
•An effective tax rate, excluding discrete tax events, of approximately 20.5% to 21.5%;
•Operating cash flow of $10 to $11 billion at prevailing exchange rates, subject to year-end working capital requirements;
•Capital expenditures of approximately $1.3 billion, partly reflecting increased investments behind smoke-free product manufacturing capacity, including for ILUMA consumables and Swedish Match's portfolio;
•No share repurchases in 2023;
•Top and bottom-line delivery that is second half-weighted, reflecting: certain margin pressures that are skewed to the first-half, timing factors related to shipments and cost saving, and tougher first-half comparisons versus 2022;
•First-quarter reported diluted EPS in a range of $1.28 to $1.33, including an unfavorable currency impact, at prevailing exchange rates, of $0.10 per share, notably reflecting: HTU shipment volume of around 26 to 28 billion units, low single-digit organic top-line growth and soft margins relative to the full year.
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.
Swedish Match AB Acquisition
On November 11, 2022, Philip Morris Holland Holdings B.V. (“PMHH”), a wholly owned subsidiary of PMI, acquired a controlling interest of 85.87% of the total issued and outstanding shares in Swedish Match. Swedish Match's operating results beginning on November 11, 2022, through December 31, 2022, are included in PMI's consolidated statement of earnings and disclosed as a separate segment.
On November 28, 2022, PMHH announced that it had acquired 93.11% of the shares in Swedish Match and intended to: (i) initiate compulsory redemption under the Swedish Companies Act to acquire all remaining shares in the company; and (ii) request delisting of Swedish Match’s shares from Nasdaq Stockholm.
On December 16, 2022, Swedish Match announced that the compulsory redemption process had been initiated. On December 30, 2022, the shares of Swedish Match were delisted from Nasdaq Stockholm, by which time PMHH had become the owner of 94.81% of the company's shares.
New Regional Structure
In November 2022, PMI announced a change in the company’s regional structure -- to four regions, from six -- to further support the growth of its smoke-free business, reinforce consumer centricity, and increase the speed of innovation and deployment, all in alignment with its ambition of becoming a majority smoke-free business by net revenues by 2025. The change to its regional operations was completed in January 2023.
PMI will report its financial results based on the new regional structure as of the first quarter of 2023. In March 2023, the company plans to disclose select historical financial information for the 2020 to 2022 period based on the new regional structure.

KT&G Agreements
On January 30, 2023, PMI announced a long-term collaboration with KT&G, South Korea’s leading tobacco and nicotine manufacturer, to continue to commercialize KT&G’s innovative smoke-free devices and consumables on an exclusive, worldwide basis (excluding South Korea).
The agreement covers fifteen years, to January 29, 2038, with performance-review cycles and associated commitments, based on volume, to be confirmed for each three-year period, to allow flexibility for evolving market conditions.
The agreement gives PMI continued exclusive access to KT&G’s smoke-free brands and product-innovation pipeline, including offerings for low- and middle-income markets, that will enhance PMI’s existing portfolio of smoke-free products.
Products sold under the agreement will be subject to assessment to ensure they meet the regulatory requirements in the markets where they are launched, as well as PMI’s high standards of quality and scientific substantiation. PMI and KT&G will seek any necessary regulatory approvals that may be required on a market-by-market basis.
War in Ukraine
Since the onset of the war in Ukraine, PMI's main priority has been the safety and security of its more than 1,300 employees and their families in the country. The company has helped to evacuate more than 1,000 people from Ukraine and relocate over 2,700 others from conflict zones to locations in the country away from the heaviest fighting; provided critical aid to employees who cannot leave or who decide to remain in Ukraine; and provided those who have left the country with a range of support in neighboring countries. The company is continuing to pay salaries to all its Ukrainian employees and is also providing substantial in-kind support to them and their families. In addition, PMI has contributed approximately $10 million in funds and donated essential items across the country.
On February 25, 2022, in order to preserve the safety of its employees, PMI announced the temporary suspension of its commercial and manufacturing operations in Ukraine, including at its factory, in Kharkiv. The company subsequently resumed some retail activities where safety allowed, in order to provide product availability and service to adult consumers, and began to supply the market from production centers outside Ukraine, as well as through a contract manufacturing arrangement. Production at the company's factory in Kharkiv remains suspended.
As of December 31, 2022, PMI's Ukrainian operations have approximately $0.4 billion in total assets, excluding intercompany balances.
On March 24, 2022, PMI announced the concrete steps it had taken to suspend planned investments and scale down its manufacturing operations in Russia.
PMI is continuously assessing the evolving situation in Russia, including: recent regulatory constraints in the market that entail very complex terms and conditions that must be met for any divestment transaction to be granted approval by the authorities; and restrictions resulting from international regulations.
As of December 31, 2022, PMI's Russian operations have approximately $2.5 billion in total assets, excluding intercompany balances, of which approximately $0.6 billion consisted of cash and equivalents held mostly in local currency (Russian rubles).

PMI recorded pre-tax charges related to the war in Ukraine of approximately $23 million in the fourth quarter of 2022 and approximately $151 million in the full year (including humanitarian efforts). This includes charges in Russia related to the cancellation of the planned launch of ILUMA and the planned production of related HTUs.
Conference Call
A conference call, hosted by Jacek Olczak, Chief Executive Officer, and Emmanuel Babeau, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on February 9, 2023. Access the call at www.pmi.com/2022Q4earnings.
TOTAL MARKET, CONSOLIDATED SHIPMENT VOLUME & MARKET SHARE
Total Market
Full-year estimated international industry cigarette and heated tobacco unit volume (excluding China and the U.S.) of 2.6 trillion, increased by 0.2%, driven by the EU, South & Southeast Asia and Americas Regions, partly offset by the Eastern Europe, Middle East & Africa and East Asia & Australia Regions, as described in the Regional sections.
Excluding Russia and Ukraine, full-year estimated international industry volume increased by 0.9%.

Consolidated Shipment Volume

PMI Shipment Volume by Region	Fourth-Quarter			Full-Year
(million units)	2022	2021	Change	2022	2021	Change
Cigarettes
European Union	35,425	37,605	(5.8)%	153,890	157,843	(2.5)%
Eastern Europe	19,766	20,927	(5.5)%	81,460	88,698	(8.2)%
Middle East & Africa	35,759	34,756	2.9%	134,110	127,911	4.8%
South & Southeast Asia	34,591	36,136	(4.3)%	143,982	141,923	1.5%
East Asia & Australia	10,053	10,463	(3.9)%	42,493	43,913	(3.2)%
Americas	18,432	18,495	(0.3)%	65,973	64,587	2.1%
Total PMI	154,026	158,382	(2.8)%	621,908	624,875	(0.5)%

Heated Tobacco Units
European Union	11,385	7,803	45.9%	39,515	28,208	40.1%
Eastern Europe	6,531	7,056	(7.4)%	24,806	25,650	(3.3)%
Middle East & Africa	1,383	655	+100%	4,456	2,140	+100%
South & Southeast Asia	154	89	73.0%	469	240	95.4%
East Asia & Australia	12,375	9,684	27.8%	39,391	38,162	3.2%
Americas	193	110	75.5%	532	576	(7.6)%
Total PMI	32,021	25,397	26.1%	109,169	94,976	14.9%

Cigarettes and Heated Tobacco Units
European Union	46,810	45,408	3.1%	193,405	186,051	4.0%
Eastern Europe	26,297	27,983	(6.0)%	106,266	114,348	(7.1)%
Middle East & Africa	37,142	35,411	4.9%	138,566	130,051	6.5%
South & Southeast Asia	34,745	36,225	(4.1)%	144,451	142,163	1.6%
East Asia & Australia	22,428	20,147	11.3%	81,884	82,075	(0.2)%
Americas	18,625	18,605	0.1%	66,505	65,163	2.1%
Total PMI	186,047	183,779	1.2%	731,077	719,851	1.6%

Full-Year
Shipment Volume
PMI's total shipment volume increased by 1.6%, driven by an increase of 14.9% for HTUs, partly offset by a 0.5% decline for cigarettes.
Excluding Russia and Ukraine, PMI's total shipment volume increased by 3.2%, as detailed in Appendix 3, reflecting increases of 21.5% and 0.8% for HTUs and cigarettes, respectively. PMI's total shipment volume in the Eastern Europe Region increased by 2.7%, on the same basis, as shown in Appendix 4.
For additional detail on PMI's shipment volume performance by Region, please refer to the "Total Market, PMI Shipment & Market Share Commentaries" sections for PMI's regional operating segments.
Impact of Inventory Movements
The net unfavorable impact of estimated distributor inventory movements was immaterial in the year, with PMI’s total in-market sales increasing by 1.7%, or by 3.2% excluding Russia and Ukraine -- both essentially in-line with the respective shipment volumes.

PMI's total HTU in-market sales volume for the year was 106.9 billion units, or 86.4 billion units excluding Russia and Ukraine, representing growth of 15.6% and 21.4%, respectively.
Fourth-Quarter
PMI's total shipment volume increased by 1.2%, driven by a 26.1% increase in HTU shipments, partly offset by a 2.8% decline in cigarette shipments.
Excluding Russia and Ukraine, PMI's total shipment volume increased by 2.6%, as detailed in Appendix 3, reflecting a 37.5% increase for HTUs, partly offset by a 2.2% decrease for cigarettes. PMI's total shipment volume in the Eastern Europe Region increased by 3.2%, on the same basis, as shown in Appendix 4.
For additional detail on PMI's shipment volume performance by Region, please refer to the "Total Market, PMI Shipment & Market Share Commentaries" sections for PMI's regional operating segments.
Impact of Inventory Movements
The net unfavorable impact of estimated distributor inventory movements was immaterial in the quarter, with PMI’s total in-market sales increasing by 1.5%, or by 2.7% excluding Russia and Ukraine -- both essentially in-line with the respective shipment volumes.
PMI's total HTU in-market sales volume in the quarter was 28.4 billion units, or 23.2 billion units excluding Russia and Ukraine, representing growth of 20.3% and 28.1%, respectively.
PMI Shipment Volume by Brand

PMI Shipment Volume by Brand	Fourth-Quarter			Full-Year
(million units)	2022	2021	Change	2022	2021	Change
Cigarettes
Marlboro	60,672	62,619	(3.1)%	244,649	239,905	2.0%
L&M	20,331	20,314	0.1%	82,588	84,342	(2.1)%
Chesterfield	16,994	15,780	7.7%	67,054	58,800	14.0%
Parliament	11,998	11,085	8.2%	43,999	41,621	5.7%
Philip Morris	9,295	10,514	(11.6)%	39,620	42,395	(6.5)%
Others	34,736	38,070	(8.8)%	143,998	157,812	(8.8)%
Total Cigarettes	154,026	158,382	(2.8)%	621,908	624,875	(0.5)%
Heated Tobacco Units	32,021	25,397	26.1%	109,169	94,976	14.9%
Total PMI	186,047	183,779	1.2%	731,077	719,851	1.6%
Note: Philip Morris includes Philip Morris/Dubliss.

Full-Year
Shipment volume for PMI's HTU brands increased, primarily driven by the EU, Middle East & Africa and East Asia & Australia Regions, partly offset by the Eastern Europe Region.
PMI's cigarette shipment volume of the following international brands increased:
•Marlboro, mainly driven by the Eastern Europe, Middle East & Africa and Americas Regions, partly offset by the EU Region;
•Chesterfield, primarily driven by the Eastern Europe and South & Southeast Asia Regions, partly offset by the Middle East & Africa Region; and
•Parliament, mainly driven by the Middle East & Africa Region.

PMI's cigarette shipment volume of the following international brands decreased:
•L&M, primarily due to the EU, Eastern Europe and South & Southeast Asia Regions, partly offset by the Middle East & Africa and Americas Regions; and
•Philip Morris, mainly due to the Eastern Europe and Americas Regions, partly offset by the East Asia & Australia Region.
The cigarette shipment volume decline for "Others" was mainly due to: Bond Street (primarily Eastern Europe) and Lark (mainly Japan and Turkey), partly offset by Dji Sam Soe (Indonesia).
Excluding Russia and Ukraine, PMI's cigarette shipment volume increased by 1.8% for Marlboro, 5.6% for Chesterfield, 10.3% for Parliament and 6.3% for Philip Morris, and decreased by 0.3% for L&M.
Fourth-Quarter
Shipment volume for PMI's HTU brands increased, primarily driven by the EU, Middle East & Africa and East Asia & Australia Regions, partly offset by the Eastern Europe Region.
PMI's cigarette shipment volume of the following international brands increased:
•L&M, primarily driven by the Middle East & Africa Region, partly offset by the Eastern Europe Region;
•Chesterfield, mainly driven by the Eastern Europe and South & Southeast Asia Regions; and
•Parliament, primarily driven by the Middle East & Africa Region.
PMI's cigarette shipment volume of the following international brands decreased:
•Marlboro, mainly due to the EU and South & Southeast Asia Regions; and
•Philip Morris, mainly due to the Eastern Europe and Americas Regions.
The cigarette shipment volume decline for "Others" was mainly due to: Bond Street (primarily Eastern Europe), Lark (mainly Japan and Turkey) and Sampoerna A (Indonesia).
Excluding Russia and Ukraine, PMI's cigarette shipment volume increased by 2.4% for L&M, 2.3% for Chesterfield and 12.8% for Parliament, and decreased by 2.6% for Marlboro and 9.5% for Philip Morris.
International Share of Market

	Fourth-Quarter			Full Year
	2022	2021	Change (pp)	2022	2021	Change (pp)

Total International Market Share (1)	28.0%	27.3%	0.7	27.6%	27.2%	0.4
Cigarettes	23.7%	23.8%	(0.1)	23.6%	23.7%	(0.1)
HTU	4.3%	3.5%	0.8	4.1%	3.5%	0.6

Cigarette over Cigarette Market Share (2)	25.1%	24.9%	0.2	24.9%	24.8%	0.1
(1) Defined as PMI's cigarette and heated tobacco unit in-market sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, excluding China and the U.S., including cigarillos in Japan
(2) Defined as PMI's cigarette in-market sales volume as a percentage of total industry cigarette sales volume, excluding China and the U.S., including cigarillos in Japan
Note: Sum of share of market by product categories might not foot to total due to roundings

International Share of Market, Excluding Russia and Ukraine

	Fourth-Quarter			Full Year
	2022	2021	Change (pp)	2022	2021	Change (pp)

Total International Market Share (1)	27.6%	26.7%	0.9	27.3%	26.7%	0.6
Cigarettes	23.7%	23.8%	(0.1)	23.7%	23.7%	—
HTU	3.9%	3.0%	0.9	3.6%	3.0%	0.6

Cigarette over Cigarette Market Share (2)	25.0%	24.7%	0.3	24.9%	24.6%	0.3
(1) Defined as PMI's cigarette and heated tobacco unit in-market sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, excluding China and the U.S., including cigarillos in Japan
(2) Defined as PMI's cigarette in-market sales volume as a percentage of total industry cigarette sales volume, excluding China and the U.S., including cigarillos in Japan
Note: Sum of share of market by product categories might not foot to total due to roundings

CONSOLIDATED FINANCIAL SUMMARY
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 31,762	$ 31,405	1.1%	8.0%	357	(2,656)	515	528	1,719	251
Saudi Arabia Customs Assessments	—	(246)	+100%	+100%	246	—	—	—	—	246
Adjusted Net Revenues	$ 31,762	$ 31,651	0.4%	7.1%	111	(2,656)	515	528	1,719	5

Net Revenues (1)	$ 31,762	$ 31,405	1.1%	8.0%	357	(2,656)	515	528	1,719	251
Cost of Sales	(11,402)	(10,030)	(13.7)%	(16.5)%	(1,372)	695	(414)	—	(1,089)	(564)
Marketing, Administration and Research Costs	(8,114)	(8,400)	3.4%	0.3%	286	454	(197)	—	—	29
Operating Income	$ 12,246	$ 12,975	(5.6)%	6.7%	(729)	(1,507)	(96)	528	630	(284)
Asset Impairment & Exit Costs (2)	—	(216)	+100%	+100%	216	—	—	—	—	216
Amortization and Impairment of Intangibles (3)	(271)	(96)	-(100)%	-(100)%	(175)	—	(70)	—	—	(105)
Charges related to the war in Ukraine (4)	(151)	—	—%	—%	(151)	—	—	—	—	(151)
Costs associated with Swedish Match AB offer (2)	(115)	—	—%	—%	(115)	—	—	—	—	(115)
Swedish Match AB acquisition accounting related item (5)	(125)	—	—%	—%	(125)	—	(125)	—	—	—
Saudi Arabia Customs Assessments (6)	—	(246)	+100%	+100%	246	—	—	—	—	246
Asset Acquisition Cost (2)	—	(51)	+100%	+100%	51	—	—	—	—	51
Adjusted Operating Income	$ 12,908	$ 13,584	(5.0)%	5.4%	(676)	(1,507)	99	528	630	(426)

Adjusted Operating Income Margin	40.6%	42.9%	(2.3)pp	(0.7)pp
(1) Favorable Cost/Other variance includes a reduction in net revenues of $246 million in 2021 related to the Saudi Arabia customs assessments.
(2) Included in Marketing, Administration and Research Costs above.
(3) 2022 amount includes an impairment charge of $112 million, which is included in cost of sales above.
(4) Included in Cost of Sales ($62 million) and Marketing, Administration and Research Costs ($89 million) above.
(5) Included in Cost of Sales above.
(6) Included in Net Revenues above.
Net revenues increased by 8.0%, excluding currency and acquisitions, mainly reflecting: favorable volume/mix, primarily driven by higher HTU volume and device volume, partly offset by lower cigarette volume and unfavorable device mix, cigarette mix and HTU mix; a favorable pricing variance, driven by higher combustible tobacco pricing, partly offset by lower device pricing and lower HTU (net) pricing; and a favorable comparison related to the Saudi Arabia customs assessments of $246 million in 2021, shown in "Cost/Other". Adjusted net revenues increased by 7.1% on an organic basis.
For the year, Russia and Ukraine accounted for around 8% of PMI's total net revenues. Excluding Russia and Ukraine, adjusted net revenues increased by 7.7% on an organic basis, as detailed in Schedule 11.
Operating income increased by 6.7%, excluding currency and acquisitions. Adjusted operating income increased by 5.4% on an organic basis, mainly reflecting: favorable volume/mix, primarily driven by higher HTU volume, partly offset by lower cigarette volume, unfavorable cigarette mix, HTU mix and device mix, and the unfavorable impact on profitability of higher device volume; and a favorable pricing variance; partially offset by higher manufacturing costs (primarily due to higher logistics costs and other inflationary impacts, partly offset by productivity); and higher marketing, administration and research costs. Adjusted operating income margin decreased by 0.7 points on an organic basis.
Excluding Russia and Ukraine, adjusted operating income increased by 6.2% on an organic basis, while adjusted operating income margin decreased by 0.6 points, on the same basis, as detailed in Schedule 11.

Fourth-Quarter

Financial Summary - Quarters Ended December 31,	Change Fav./(Unfav.)	Variance Fav./(Unfav.)
2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 8,152	$ 8,104	0.6%	7.5%	48	(878)	316	62	576	(28)
Cost of Sales	(3,211)	(2,807)	(14.4)%	(14.7)%	(404)	256	(247)	—	(321)	(92)
Marketing, Administration and Research Costs	(2,017)	(2,350)	14.2%	9.2%	333	207	(91)	—	—	217
Operating Income	$ 2,924	$ 2,947	(0.8)%	14.0%	(23)	(415)	(22)	62	255	97
Asset Impairment & Exit Costs (1)	—	(46)	+100%	+100%	46	—	—	—	—	46
Amortization and Impairment of Intangibles	(58)	(41)	(41.5)%	22.0%	(17)	—	(26)	—	—	9
Charges related to the war in Ukraine (2)	(23)	—	—%	—%	(23)	—	—	—	—	(23)
Costs associated with Swedish Match AB offer (1)	154	—	—%	—%	154	—	—	—	—	154
Swedish Match AB acquisition accounting related item (3)	(125)	—	—%	—%	(125)	—	(125)	—	—	—
Adjusted Operating Income	$ 2,976	$ 3,034	(1.9)%	7.5%	(58)	(415)	129	62	255	(89)
Adjusted Operating Income Margin	36.5%	37.4%	(0.9)pp	—	pp
(1) Included in Marketing, Administration and Research Costs above.
(2) Included in Cost of Sales ($16 million) and Marketing, Administration and Research Costs ($7 million) above.
(3) Included in Cost of Sales above.
Net revenues increased by 7.5% on an organic basis, mainly reflecting: favorable volume/mix, primarily driven by higher HTU volume and higher device volume, partly offset by lower cigarette volume and unfavorable HTU mix;

and a favorable pricing variance, driven by higher combustible tobacco pricing, partly offset by lower HTU (net) pricing and lower device pricing.
For the quarter, Russia and Ukraine accounted for nearly 9% of PMI's total net revenues. Excluding Russia and Ukraine, net revenues increased by 7.9% on an organic basis, as detailed in Schedule 11.
Operating income increased by 14.0%, excluding currency and acquisitions, partly reflecting the impact of 2022 items associated with the Swedish Match AB offer.
Adjusted operating income increased by 7.5% on an organic basis, mainly reflecting: favorable volume/mix, primarily driven by higher HTU volume, partly offset by lower cigarette volume, unfavorable HTU mix and unfavorable cigarette mix; and a favorable pricing variance; partially offset by higher manufacturing costs (mainly due to higher logistics costs and other inflationary impacts, partly offset by productivity); and higher marketing, administration and research costs. Adjusted operating income margin was stable on an organic basis.
Excluding Russia and Ukraine, adjusted operating income increased by 10.3% on an organic basis, while adjusted operating income margin increased by 0.8 point, on the same basis, as detailed in Schedule 11.
EUROPEAN UNION REGION
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 12,119	$ 12,275	(1.3)%	10.6%	(156)	(1,472)	10	(127)	1,433	—

Operating Income	$ 5,788	$ 6,119	(5.4)%	10.5%	(331)	(972)	(2)	(127)	977	(207)
Asset Impairment & Exit Costs	—	(68)	+100%	+100%	68	—	—	—	—	68
Amortization and Impairment of Intangibles	(37)	(35)	(5.7)%	(5.7)%	(2)	—	—	—	—	(2)
Costs associated with Swedish Match AB offer	(51)	—	—%	—%	(51)	—	—	—	—	(51)
Adjusted Operating Income	$ 5,876	$ 6,222	(5.6)%	10.1%	(346)	(972)	(2)	(127)	977	(222)

Adjusted Operating Income Margin	48.5%	50.7%	(2.2)pp	(0.3)pp
Net revenues increased by 10.6% on an organic basis, reflecting: favorable volume/mix, mainly driven by higher HTU volume and device volume, partly offset by lower cigarette volume, unfavorable HTU mix, and unfavorable cigarette mix; partially offset by an unfavorable pricing variance, mainly due to lower HTU (net) pricing and lower device pricing, partly offset by higher combustible tobacco pricing.
Operating income increased by 10.5%, excluding currency and acquisitions. Adjusted operating income increased by 10.1% on an organic basis, primarily reflecting: favorable volume/mix, mainly driven by higher HTU volume, partly offset by lower cigarette volume, unfavorable HTU mix, unfavorable cigarette mix and the unfavorable impact on profitability of higher device volume; partially offset by an unfavorable pricing variance;

higher manufacturing costs; and higher marketing, administration and research costs. Adjusted operating income margin decreased by 0.3 points on an organic basis.
Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,890	$ 3,025	(4.5)%	11.2%	(135)	(474)	—	(89)	428	—

Operating Income	$ 1,347	$ 1,308	3.0%	23.2%	39	(264)	—	(89)	302	90
Asset Impairment & Exit Costs	—	(12)	+100%	+100%	12	—	—	—	—	12
Amortization and Impairment of Intangibles	(10)	(9)	(11.1)%	(11.1)%	(1)	—	—	—	—	(1)
Costs associated with Swedish Match AB offer	68	—	—%	—%	68	—	—	—	—	68
Adjusted Operating Income	$ 1,289	$ 1,329	(3.0)%	16.9%	(40)	(264)	—	(89)	302	11
Adjusted Operating Income Margin	44.6%	43.9%	0.7pp	2.3pp
Net revenues increased by 11.2% on an organic basis, reflecting: favorable volume/mix, mainly driven by higher HTU volume and higher device volume, partly offset by lower cigarette volume; partially offset by an unfavorable pricing variance, primarily due to lower HTU (net) pricing, partly offset by higher combustible tobacco pricing.
Operating income increased by 23.2%, excluding currency and acquisitions. Adjusted operating income increased by 16.9% on an organic basis, primarily reflecting: favorable volume/mix, mainly driven by higher HTU volume, partly offset by lower cigarette volume; and lower marketing, administration and research costs; partially offset by an unfavorable pricing variance; and higher manufacturing costs. Adjusted operating income margin increased by 2.3 points on an organic basis.

Total Market, PMI Shipment & Market Share Commentaries

European Union Key Data	Fourth-Quarter			Full-Year
			Change			Change
	2022	2021	% / pp	2022	2021	% / pp
Total Market (billion units)	115.4	117.9	(2.2)%	484.3	478.9	1.1%

PMI Shipment Volume (million units)
Cigarettes	35,425	37,605	(5.8)%	153,890	157,843	(2.5)%
Heated Tobacco Units	11,385	7,803	45.9%	39,515	28,208	40.1%
Total EU	46,810	45,408	3.1%	193,405	186,051	4.0%

PMI Market Share
Marlboro	15.7%	16.2%	(0.5)	15.9%	16.6%	(0.7)
L&M	5.3%	5.3%	—	5.3%	5.6%	(0.3)
Chesterfield	5.4%	5.4%	—	5.5%	5.5%	—
Philip Morris	2.1%	2.2%	(0.1)	2.1%	2.2%	(0.1)
Heated Tobacco Units	8.8%	6.4%	2.4	7.7%	5.7%	2.0
Others	2.9%	3.0%	(0.1)	3.0%	3.0%	—
Total EU	40.2%	38.5%	1.7	39.5%	38.6%	0.9
Note: Sum may not foot due to roundings.

Full-Year
The estimated total market in the EU increased by 1.1% to 484.3 billion units, primarily driven by:
•Italy, up by 3.4%, mainly reflecting the impact on adult smoker average daily consumption of the easing of pandemic-related measures (particularly in the first half of the year);
•Poland, up by 13.0%, primarily reflecting a lower estimated prevalence of illicit trade, as well as higher border sales (largely due to the easing of pandemic-related measures); and
•Romania, up by 8.2%, mainly reflecting a lower estimated prevalence of illicit trade, as well as higher border sales (largely due to the easing of pandemic-related measures);
partly offset by
•Germany, down by 5.1%, primarily reflecting the impact of excise tax-driven price increases and higher cross-border (non-domestic) purchases due to the easing of pandemic-related measures; and
•the U.K., down by 13.4%, notably reflecting the impact of increased out-bound tourism compared to the pandemic-affected prior year period.
PMI's Regional market share increased by 0.9 points to 39.5%, with gains in Germany, Italy and Poland, partly offset by declines in France and Spain.
PMI's total shipment volume increased by 4.0% to 193.4 billion units, mainly driven by:
•Italy, up by 5.8%, primarily reflecting a higher market share driven by HTUs, as well as a higher total market;
•Poland, up by 17.6%, mainly reflecting the higher total market and a higher market share driven by HTUs; and
•Romania, up by 36.1%. Excluding the net favorable impact of estimated distributor inventory movements, total in-market sales volume increased by 27.3%, primarily reflecting a higher market share driven by HTUs, as well as the higher total market;

partly offset by
•France, down by 8.1%, primarily reflecting a lower total market and a lower market share.
Fourth-Quarter
The estimated total market in the EU decreased by 2.2% to 115.4 billion units, mainly due to:
•Germany, down by 9.0%, or by 5.9% excluding the net unfavorable impact of estimated trade inventory movements, primarily reflecting the same factors as for the year; and
•the U.K., down by 16.3%, notably reflecting the same factor as for the year;
partly offset by
•Poland, up by 5.7%, primarily reflecting higher border sales (largely due to the easing of pandemic-related measures).
PMI's total shipment volume increased by 3.1% to 46.8 billion units, mainly driven by:
•Italy, up by 5.0%, primarily reflecting the same factors as for the year; and
•Poland, up by 13.0%, mainly reflecting the same factors as for the year;
partly offset by
•France, down by 10.3%, primarily reflecting the same factors as for the year.
EASTERN EUROPE REGION
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,725	$ 3,544	5.1%	3.7%	181	51	—	334	(204)	—

Operating Income	$ 1,166	$ 1,213	(3.9)%	(13.9)%	(47)	122	—	334	(212)	(291)
Asset Impairment & Exit Costs	—	(14)	+100%	+100%	14	—	—	—	—	14
Amortization and Impairment of Intangibles	(2)	(2)	—%	—%	—	—	—	—	—	—
Charges related to the war in Ukraine	(151)	—	—%	—%	(151)	—	—	—	—	(151)
Costs associated with Swedish Match AB offer	(12)	—	—%	—%	(12)	—	—	—	—	(12)
Adjusted Operating Income	$ 1,331	$ 1,229	8.3%	(1.6)%	102	122	—	334	(212)	(142)
Adjusted Operating Income Margin	35.7%	34.7%	1.0pp	(1.8)pp
Net revenues increased by 3.7% on an organic basis, reflecting: a favorable pricing variance, primarily driven by higher combustible tobacco pricing; partly offset by unfavorable volume/mix, mainly due to lower cigarette volume, lower HTU volume and unfavorable cigarette mix.

For the year, Russia and Ukraine accounted for around 70% of PMI's total net revenues in the Region. Excluding Russia and Ukraine, net revenues increased by 12.4% on an organic basis, as detailed in Schedule 11.
Operating income decreased by 13.9%, excluding currency and acquisitions, notably reflecting the impact of 2022 charges related to the war in Ukraine.
Adjusted operating income decreased by 1.6% on an organic basis, primarily reflecting: unfavorable volume/mix, mainly due to the same factors as for net revenues; higher manufacturing costs (notably related to Ukraine); and higher marketing, administration and research costs; partly offset by a favorable pricing variance. Adjusted operating income margin decreased by 1.8 points on an organic basis.
Excluding Russia and Ukraine, adjusted operating income and adjusted operating income margin increased by 15.0% and 0.9 points on an organic basis, respectively, as detailed in Schedule 11.
Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 992	$ 912	8.8%	5.9%	80	26	—	90	(36)	—

Operating Income	$ 306	$ 300	2.0%	(15.3)%	6	52	—	90	(65)	(71)
Asset Impairment & Exit Costs	—	(3)	+100%	+100%	3	—	—	—	—	3
Amortization and Impairment of Intangibles	(1)	(1)	—%	—%	—	—	—	—	—	—
Charges related to the war in Ukraine	(23)	—	—%	—%	(23)	—	—	—	—	(23)
Costs associated with Swedish Match AB offer	17	—	—%	—%	17	—	—	—	—	17
Adjusted Operating Income	$ 313	$ 304	3.0%	(14.1)%	9	52	—	90	(65)	(68)
Adjusted Operating Income Margin	31.6%	33.3%	(1.7)pp	(6.3)pp
Net revenues increased by 5.9% on an organic basis, reflecting: a favorable pricing variance, primarily driven by higher combustible tobacco pricing; partly offset by unfavorable volume/mix, mainly due to lower HTU volume and unfavorable cigarette volume/mix.
For the quarter, Russia and Ukraine accounted for around 72% of PMI's total net revenues in the Region. Excluding Russia and Ukraine, net revenues increased by 12.0% on an organic basis, as detailed in Schedule 11.
Operating income decreased by 15.3%, excluding currency and acquisitions. Adjusted operating income decreased by 14.1% on an organic basis, mainly reflecting: unfavorable volume/mix, primarily due to the same factors as for net revenues; higher marketing, administration and research costs; and higher manufacturing costs; partly offset by a favorable pricing variance. Adjusted operating income margin decreased by 6.3 points on an organic basis.

Excluding Russia and Ukraine, adjusted operating income increased by 12.0% on an organic basis, while adjusted operating income margin was stable, on the same basis, as detailed in Schedule 11.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2022	2021	Change	2022	2021	Change
Cigarettes	19,766	20,927	(5.5)%	81,460	88,698	(8.2)%
Heated Tobacco Units	6,531	7,056	(7.4)%	24,806	25,650	(3.3)%
Total Eastern Europe	26,297	27,983	(6.0)%	106,266	114,348	(7.1)%
Full-Year
The estimated total market in Eastern Europe decreased by 4.4% to 358.0 billion units, primarily due to:
•Russia, down by 3.6%, mainly due to the impact of price increases; and
•Ukraine, down by 18.3%.
The estimated total market in Eastern Europe, excluding Russia and Ukraine, was essentially stable at 113.3 billion units.
PMI's Regional market share decreased by 0.8 points to 29.8%. Excluding Russia and Ukraine, Regional market share increased by 0.4 points to 26.7%.
PMI's total shipment volume decreased by 7.1% to 106.3 billion units, primarily due to:
•Russia, down by 6.0%, due to cigarettes and HTUs; and
•Ukraine, down by 30.1%, due to cigarettes and HTUs.
During the year, Russia and Ukraine accounted for around 71% of PMI's total shipment volume in the Region. Excluding Russia and Ukraine, total shipment volume increased by 2.7%, as detailed in Appendix 4.
Fourth-Quarter
The estimated total market in Eastern Europe decreased, mainly due to:
•Russia, down by 1.3%, primarily due to the same factor as in the year; and
•Ukraine, down by 13.7%.
The estimated total market in Eastern Europe, excluding Russia and Ukraine, also decreased.
PMI's total shipment volume decreased by 6.0% to 26.3 billion units, mainly due to:
•Russia, down by 4.3%, due to cigarettes and HTUs; and
•Ukraine, down by 31.6%, due to cigarettes and HTUs.
During the quarter, Russia and Ukraine accounted for around 71% of PMI's total shipment volume in the Region. Excluding Russia and Ukraine, total shipment volume increased by 3.2%, as detailed in Appendix 4.

MIDDLE EAST & AFRICA REGION
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,901	$ 3,293	18.5%	29.0%	608	(348)	—	200	503	253
Saudi Arabia Customs Assessments	—	(246)	+100%	+100%	246	—	—	—	—	246
Adjusted Net Revenues	$ 3,901	$ 3,539	10.2%	20.1%	362	(348)	—	200	503	7

Net Revenues	$ 3,901	$ 3,293	18.5%	29.0%	608	(348)	—	200	503	253

Operating Income	$ 1,758	$ 1,146	53.4%	67.6%	612	(163)	—	200	364	211
Asset Impairment & Exit Costs	—	(17)	+100%	+100%	17	—	—	—	—	17
Amortization and Impairment of Intangibles	(8)	(8)	—%	—%	—	—	—	—	—	—
Saudi Arabia Customs Assessments	—	(246)	+100%	+100%	246	—	—	—	—	246
Costs associated with Swedish Match AB offer	(13)	—	—%	—%	(13)	—	—	—	—	(13)
Adjusted Operating Income	$ 1,779	$ 1,417	25.5%	37.1%	362	(163)	—	200	364	(39)
Adjusted Operating Income Margin	45.6%	40.0%	5.6pp	5.7pp
Net revenues increased by 29.0%, excluding currency and acquisitions, partly reflecting a favorable comparison related to the Saudi Arabia customs assessments of $246 million in 2021, shown in "Cost/Other".
Adjusted net revenues increased by 20.1% on an organic basis, as detailed above, mainly reflecting: favorable volume/mix, primarily driven by higher cigarette volume and higher HTU volume; and a favorable pricing variance, mainly driven by combustible tobacco pricing.
Operating income increased by 67.6%, excluding currency and acquisitions. This notably included a favorable comparison related to the Saudi Arabia customs assessments in 2021 (as noted above for net revenues).
Adjusted operating income increased by 37.1% on an organic basis, mainly reflecting: favorable volume/mix, primarily driven by the same factors as for net revenues; a favorable pricing variance; and lower marketing, administration and research costs; partly offset by higher manufacturing costs. Adjusted operating income margin increased by 5.7 points on an organic basis.

Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 924	$ 987	(6.4)%	3.4%	(63)	(97)	—	(5)	63	(24)

Operating Income	$ 307	$ 407	(24.6)%	(14.3)%	(100)	(42)	—	(5)	11	(64)
Asset Impairment & Exit Costs	—	(4)	+100%	+100%	4	—	—	—	—	4
Amortization and Impairment of Intangibles	(2)	(2)	—%	—%	—	—	—	—	—	—
Costs associated with Swedish Match AB offer	17	—	—%	—%	17	—	—	—	—	17
Adjusted Operating Income	$ 292	$ 413	(29.3)%	(19.1)%	(121)	(42)	—	(5)	11	(85)
Adjusted Operating Income Margin	31.6%	41.8%	(10.2)pp	(9.1)pp
Net revenues increased by 3.4% on an organic basis, primarily reflecting: favorable volume/mix, mainly driven by higher HTU volume; partly offset by lower fees for certain distribution rights billed to customers in certain markets, shown in "Cost/Other".
Operating income decreased by 14.3%, excluding currency and acquisitions. Adjusted operating income decreased by 19.1% on an organic basis, primarily reflecting unfavorable "Cost/Other," mainly due to higher manufacturing costs, lower fees for certain distribution rights (as for net revenues noted above) and higher marketing, administration and research costs. Adjusted operating income margin decreased by 9.1 points on an organic basis.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2022	2021	Change	2022	2021	Change
Cigarettes	35,759	34,756	2.9%	134,110	127,911	4.8%
Heated Tobacco Units	1,383	655	+100%	4,456	2,140	+100%
Total Middle East & Africa	37,142	35,411	4.9%	138,566	130,051	6.5%
Full-Year
The estimated total market in the Middle East & Africa decreased by 0.8% to 557.2 billion units, mainly due to:
•Algeria, down by 16.1%, or by 6.8% excluding the net unfavorable impact of estimated trade inventory movements, primarily reflecting industry supply chain disruptions, as well as the impact of excise tax-driven price increases in the first quarter of 2021; and
•Turkey, down by 6.3%, mainly reflecting a higher estimated prevalence of illicit trade, partly offset by the impact on adult smoker average daily consumption of the easing of pandemic-related measures, coupled with increased in-bound tourism;

partly offset by
•International Duty Free, up by 43.8%, primarily reflecting the impact of reduced government travel restrictions and increased passenger traffic in certain geographies.
PMI's Regional market share increased by 1.6 points to 24.7%.
PMI's total shipment volume increased by 6.5% to 138.6 billion units, mainly driven by:
•Egypt, up by 8.2%, primarily reflecting a higher market share driven by cigarettes and HTUs; and
•PMI Duty Free, up by 61.3%, or by 47.3% excluding the net favorable impact of estimated distributor inventory movements (primarily due to cigarettes), reflecting the higher total market and a higher market share.
Fourth-Quarter
The estimated total market in the Middle East & Africa decreased, mainly due to:
•Algeria, down by 26.5%, or by 8.8% excluding the net unfavorable impact of estimated trade inventory movements, primarily reflecting industry supply chain disruptions; and
•Turkey, down by 6.8%, mainly reflecting a higher estimated prevalence of illicit trade, partly offset by the impact of increased in-bound tourism;
partly offset by
•Egypt, up by 6.6%, primarily reflecting calendar factors and the impact on adult smoker average daily consumption of the easing of pandemic-related measures, partly offset by a higher estimated prevalence of illicit trade and the impact of price increases in the first half of 2022; and
•International Duty Free, up by 47.4%, mainly reflecting the same factors as for the year.
PMI's total shipment volume increased by 4.9% to 37.1 billion units, mainly driven by:
•Egypt, up by 23.5%, or by 13.6% excluding the net favorable impact of estimated distributor inventory movements, reflecting the higher total market and a higher market share.

SOUTH & SOUTHEAST ASIA REGION
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 4,395	$ 4,396	—%	6.2%	(1)	(274)	—	45	228	—

Operating Income	$ 1,459	$ 1,506	(3.1)%	5.7%	(47)	(133)	—	45	(16)	57
Asset Impairment & Exit Costs	—	(21)	+100%	+100%	21	—	—	—	—	21
Amortization and Impairment of Intangibles	(16)	(21)	23.8%	23.8%	5	—	—	—	—	5
Costs associated with Swedish Match AB offer	(13)	—	—%	—%	(13)	—	—	—	—	(13)
Adjusted Operating Income	$ 1,488	$ 1,548	(3.9)%	4.7%	(60)	(133)	—	45	(16)	44

Adjusted Operating Income Margin	33.9%	35.2%	(1.3)pp	(0.5)pp
Net revenues increased by 6.2% on an organic basis, reflecting: favorable volume/mix, primarily driven by higher cigarette volume and favorable cigarette mix; and a favorable pricing variance, mainly due to combustible tobacco pricing.
Operating income increased by 5.7%, excluding currency and acquisitions. Adjusted operating income increased by 4.7% on an organic basis, primarily reflecting: lower marketing, administration and research costs; and a favorable pricing variance; partly offset by unfavorable volume/mix, mainly due to lower cigarette mix. Adjusted operating income margin decreased by 0.5 points on an organic basis.

Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,100	$ 1,112	(1.1)%	9.4%	(12)	(116)	—	105	(1)	—

Operating Income	$ 324	$ 298	8.7%	27.2%	26	(55)	—	105	(62)	38
Asset Impairment & Exit Costs	—	(4)	+100%	+100%	4	—	—	—	—	4
Amortization and Impairment of Intangibles	(3)	(8)	62.5%	62.5%	5	—		—	—	5
Costs associated with Swedish Match AB offer	16	—	—%	—%	16	—		—	—	16
Adjusted Operating Income	$ 311	$ 310	0.3%	18.1%	1	(55)	—	105	(62)	13

Adjusted Operating Income Margin	28.3%	27.9%	0.4pp	2.2pp
Net revenues increased by 9.4% on an organic basis, reflecting: a favorable pricing variance, driven by combustible tobacco pricing. Volume/mix was slightly unfavorable, primarily due to lower cigarette volume, largely offset by favorable cigarette mix.
Operating income increased by 27.2%, excluding currency and acquisitions. Adjusted operating income increased by 18.1% on an organic basis, primarily reflecting: a favorable pricing variance; and lower marketing, administration and research costs; partly offset by unfavorable volume/mix, mainly due to lower cigarette volume. Adjusted operating income margin increased by 2.2 points on an organic basis.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2022	2021	Change	2022	2021	Change
Cigarettes	34,591	36,136	(4.3)%	143,982	141,923	1.5%
Heated Tobacco Units	154	89	73.0%	469	240	95.4%
Total South & Southeast Asia	34,745	36,225	(4.1)%	144,451	142,163	1.6%
Full-Year
The estimated total market in South & Southeast Asia increased by 2.9% to 743.3 billion units, mainly driven by:
•India, up by 16.8%, primarily reflecting a favorable comparison versus the prior year, during which pandemic-related restrictions impacted the movement of certain products, including tobacco; and
•Indonesia, up by 4.5%, mainly reflecting the impact on adult smoker consumption of the easing of pandemic-related measures, which drove growth in the tax-advantaged 'below tier one' segment;
partly offset by
•Bangladesh, down by 4.0%, primarily reflecting the impact of pandemic-related restrictions on mobility during February 2022, as well as the impact of second-quarter 2022 excise tax-driven price increases; and

•the Philippines, down by 6.1%, mainly reflecting the impact of first-quarter 2022 excise tax-driven price increases.
PMI's Regional market share decreased by 0.3 points to 19.4%.
PMI's total shipment volume increased by 1.6% to 144.5 billion units, mainly driven by:
•India, up by 73.9%, primarily reflecting a higher market share (driven by geographic expansion) and the higher total market; and
•Indonesia, up by 4.8%, mainly reflecting the higher total market;
partly offset by
•the Philippines, down by 6.3%, mainly reflecting the lower total market.

Fourth-Quarter
The estimated total market in South & Southeast Asia decreased, mainly due to:
•Indonesia, down by 5.1%, mainly reflecting the impact of inflationary pressure driven by fuel price increases;
•Pakistan, down by 13.6%, primarily reflecting the impact of excise tax-driven price increases; and
•the Philippines, down by 10.8%, primarily reflecting the same factor as for the year;
partly offset by
•India, up by 14.8%, primarily reflecting the same factor as for the year.
PMI's total shipment volume decreased by 4.1% to 34.7 billion units, mainly due to:
•Indonesia, down by 3.7%, primarily reflecting the lower total market, partly offset by a higher market share (mainly driven by share growth for PMI's premium and hand-rolled portfolio, partly offset by adult smoker down-trading to the 'below tier one' segment as a result of significantly lower retail prices); and
•the Philippines, down by 11.6%, primarily reflecting the lower total market.

EAST ASIA & AUSTRALIA REGION
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 5,132	$ 5,953	(13.8)%	(3.9)%	(821)	(587)	—	(16)	(218)	—

Operating Income	$ 1,919	$ 2,556	(24.9)%	(10.9)%	(637)	(358)	—	(16)	(477)	214
Asset Impairment & Exit Costs	—	(88)	+100%	+100%	88	—	—	—	—	88
Amortization and Impairment of Intangibles	(2)	(3)	33.3%	33.3%	1	—	—	—	—	1
Costs associated with Swedish Match AB offer	(21)	—	—%	—%	(21)	—	—	—	—	(21)
Adjusted Operating Income	$ 1,942	$ 2,647	(26.6)%	(13.1)%	(705)	(358)	—	(16)	(477)	146

Adjusted Operating Income Margin	37.8%	44.5%	(6.7)pp	(4.3)pp
Net revenues decreased by 3.9% on an organic basis, primarily reflecting: unfavorable volume/mix, mainly due to unfavorable device mix, lower cigarette volume and unfavorable cigarette mix, partly offset by higher HTU volume and higher device volume; and an unfavorable pricing comparison.
Operating income decreased by 10.9%, excluding currency and acquisitions. Adjusted operating income decreased by 13.1% on an organic basis, mainly reflecting: unfavorable volume/mix, primarily due to unfavorable HTU mix, lower cigarette volume, unfavorable cigarette mix and unfavorable device mix; and higher manufacturing costs; partly offset by lower marketing, administration and research costs.
Adjusted operating income margin decreased by 4.3 points on an organic basis. The margin decline was primarily due to the impact of higher device sales; the growth of ILUMA within the Region's smoke-free product portfolio mix, with its higher initial unit cost of devices and consumables; and higher logistics costs, including costs related to the use of air freight to Japan.

Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,322	$ 1,444	(8.4)%	6.0%	(122)	(208)	—	(47)	133	—

Operating Income	$ 604	$ 515	17.3%	36.1%	89	(97)	—	(47)	70	163
Asset Impairment & Exit Costs	—	(21)	+100%	+100%	21	—	—	—	—	21
Amortization and Impairment of Intangibles	—	(1)	+100%	+100%	1	—	—	—	—	1
Costs associated with Swedish Match AB offer	28	—	—%	—%	28	—	—	—	—	28
Adjusted Operating Income	$ 576	$ 537	7.3%	25.3%	39	(97)	—	(47)	70	113

Adjusted Operating Income Margin	43.6%	37.2%	6.4pp	6.8pp
Net revenues increased by 6.0% on an organic basis, reflecting: favorable volume/mix, driven by higher HTU volume, partly offset by unfavorable HTU mix, unfavorable device mix (primarily due to ILUMA ONE) and lower cigarette volume; partly offset by an unfavorable pricing variance, mainly due to lower HTU (net) pricing and lower device pricing, partly offset by higher combustible tobacco pricing.
Operating income increased by 36.1%, excluding currency and acquisitions. Adjusted operating income increased by 25.3% on an organic basis, mainly reflecting: lower marketing, administration and research costs (due to a favorable comparison versus the fourth quarter of 2021, which included higher commercial investments behind the launch of ILUMA); and favorable volume/mix, primarily driven by higher HTU volume, partly offset by unfavorable HTU mix and lower cigarette volume; partially offset by an unfavorable pricing variance. Adjusted operating income margin increased by 6.8 points on an organic basis.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2022	2021	Change	2022	2021	Change
Cigarettes	10,053	10,463	(3.9)%	42,493	43,913	(3.2)%
Heated Tobacco Units	12,375	9,684	27.8%	39,391	38,162	3.2%
Total East Asia & Australia	22,428	20,147	11.3%	81,884	82,075	(0.2)%
Full-Year
The estimated total market in East Asia & Australia, excluding China, decreased by 0.9% to 292.8 billion units, mainly due to:
•Japan, down by 1.5%, primarily reflecting the impact of the October 2021 excise tax-driven price increases.

PMI's Regional market share, excluding China, increased by 0.8 points to 27.3%.
PMI's total shipment volume decreased by 0.2% to 81.9 billion units, mainly due to:
•Australia, down by 5.1%, mainly reflecting a lower total market, partly offset by a higher market share; and
•South Korea, down by 1.6%, primarily reflecting a lower market share;
partly offset by
•Japan, up by 0.6%, or by 3.9% excluding the net unfavorable impact of estimated distributor inventory movements (primarily due to HTUs), reflecting a higher market share, partly offset by the lower total market.
Excluding the net unfavorable impact of estimated distributor inventory movements, PMI's total in-market sales volume increased by 1.9%.
Fourth-Quarter
The estimated total market in East Asia & Australia, excluding China, increased, mainly driven by:
•Japan, up by 11.9%, or by 1.8% excluding the net favorable impact of estimated trade inventory movements, primarily reflecting heated tobacco category growth.
PMI's total shipment volume increased by 11.3% to 22.4 billion units, mainly due to:
•Japan, up by 17.8%, primarily reflecting the higher total market and a higher market share (driven by HTUs).
AMERICAS REGION
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,903	$ 1,843	3.3%	4.1%	60	(15)	—	102	(23)	(4)

Operating Income	$ 436	$ 487	(10.5)%	(8.2)%	(51)	(11)	—	102	(6)	(136)
Asset Impairment & Exit Costs	—	(8)	+100%	+100%	8	—	—	—	—	8
Amortization and Impairment of Intangibles	(9)	(9)	—%	—%	—	—	—	—	—	—
Costs associated with Swedish Match AB offer	(5)	—	—%	—%	(5)	—	—	—	—	(5)
Adjusted Operating Income	$ 450	$ 504	(10.7)%	(8.5)%	(54)	(11)	—	102	(6)	(139)

Adjusted Operating Income Margin	23.6%	27.3%	(3.7)pp	(3.3)pp

Net revenues increased by 4.1% on an organic basis, primarily reflecting: a favorable pricing variance, driven by combustible tobacco pricing; partly offset by unfavorable volume/mix, mainly due to unfavorable cigarette mix.
Operating income decreased by 8.2%, excluding currency and acquisitions. Adjusted operating income decreased by 8.5% on an organic basis, mainly reflecting: higher marketing, administration and research costs; and higher manufacturing costs; partly offset by a favorable pricing variance. Volume/mix was slightly unfavorable, mainly due to unfavorable cigarette mix, largely offset by higher cigarette volume. Adjusted operating income margin decreased by 3.3 points on an organic basis. The margin decline was notably due to incremental investments in the U.S. market, including expenses related to domestic manufacturing.
Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 536	$ 523	2.5%	2.3%	13	1	—	29	(11)	(6)

Operating Income	$ 100	$ 120	(16.7)%	(4.2)%	(20)	(15)	—	29	(1)	(33)
Asset Impairment & Exit Costs	—	(2)	+100%	+100%	2	—	—	—	—	2
Amortization and Impairment of Intangibles	(3)	(2)	(50.0)%	(50.0)%	(1)	—	—	—	—	(1)
Costs associated with Swedish Match AB offer	8	—	—%	—%	8	—	—	—	—	8
Adjusted Operating Income	$ 95	$ 124	(23.4)%	(11.3)%	(29)	(15)	—	29	(1)	(42)

Adjusted Operating Income Margin	17.7%	23.7%	(6.0)pp	(3.1)pp

Net revenues increased by 2.3% on an organic basis, primarily reflecting: a favorable pricing variance, driven by combustible tobacco pricing; partly offset by unfavorable volume/mix, mainly due to lower cigarette volume and unfavorable cigarette mix.
Operating income decreased by 4.2%, excluding currency and acquisitions. Adjusted operating income decreased by 11.3% on an organic basis, mainly reflecting: higher marketing, administration and research costs; partly offset by a favorable pricing variance. Adjusted operating income margin decreased by 3.1 points on an organic basis. The margin decline was notably due to incremental investments in the U.S. market, including expenses related to domestic manufacturing.
Total Market, PMI Shipment & Market Share Commentaries

PMI Shipment Volume	Fourth-Quarter			Full-Year
(million units)	2022	2021	Change	2022	2021	Change
Cigarettes	18,432	18,495	(0.3)%	65,973	64,587	2.1%
Heated Tobacco Units	193	110	75.5%	532	576	(7.6)%
Total Americas	18,625	18,605	0.1%	66,505	65,163	2.1%
Full-Year
The estimated total market in the Americas, excluding the U.S., increased by 1.7% to 190.8 billion units, primarily driven by:
•Brazil, up by 7.6%, primarily reflecting a lower estimated prevalence of illicit trade;
partly offset by

•Canada, down by 12.8%, notably reflecting the impact of price increases and out-switching from cigarettes to e-vapor products.
PMI's Regional market share, excluding the U.S., increased by 0.3 points to 34.8%.
PMI's total shipment volume increased by 2.1% to 66.5 billion units, mainly driven by:
•Brazil, up by 13.3%, primarily reflecting the higher total market and a higher market share; and
•Mexico, up by 2.5%, mainly reflecting a higher total market and a higher market share for cigarettes;
partly offset by
•Argentina, down by 2.8%, primarily reflecting a lower market share due to adult smoker downtrading to ultra-low-price brands produced by local manufacturers, partly offset by a higher total market.
Fourth-Quarter
The estimated total market in the Americas, excluding the U.S., increased, primarily driven by:
•Brazil, up by 7.6%, primarily reflecting the same factor as for the year; and
•Mexico, up by 2.9%, mainly reflecting the impact on adult smoker average daily consumption of the easing of pandemic-related measures;
partly offset by
•Argentina, down by 5.5%, mainly reflecting the impact of price increases and a general deterioration of the macroeconomic environment; and
•Canada, down by 11.4%, notably reflecting the same factors as for the year.
PMI's total shipment volume increased by 0.1% to 18.6 billion units, mainly driven by:
•Brazil, up by 12.3%, primarily reflecting the same factors as for the year;
partly offset by
•Argentina, down by 7.3%, primarily reflecting the lower total market.
SWEDISH MATCH
PMI's results for the Swedish Match operating segment for the full-year and fourth-quarter periods include Swedish Match's results beginning on November 11, 2022, when PMI became the owner of a majority position in the company, through December 31, 2022.

Full-Year and Fourth-Quarter

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 316	$ —	—%	—%	316	—	316	—	—	—

Operating Income / (Loss)	$ (22)	$ —	—%	—%	(22)	—	(22)	—	—	—
Amortization and Impairment of Intangibles	(26)	—	—%	—%	(26)	—	(26)	—	—	—
Swedish Match AB acquisition accounting related item	(125)	—	—%	—%	(125)	—	(125)	—	—	—
Adjusted Operating Income	$ 129	$ —	—%	—%	129	—	129	—	—	—

Adjusted Operating Income Margin	40.8%	n/a	—pp	—pp
PMI recorded net revenues of $316 million in the Swedish Match segment for the full-year and fourth-quarter periods, with an operating loss of $22 million, primarily reflecting acquisition accounting-related items and the amortization of acquired intangibles.
PMI recorded adjusted operating income of $129 million in the segment, reflecting an adjusted operating margin of 40.8%.
WELLNESS AND HEALTHCARE
In the third quarter of 2021, PMI acquired Fertin Pharma A/S, Vectura Group plc. and OtiTopic, Inc. On March 31, 2022, PMI launched a new Wellness and Healthcare business -- Vectura Fertin Pharma -- consolidating these entities. The operating results of this business are reported in the Wellness and Healthcare segment.
Full-Year

Financial Summary - Years Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 271	$ 101	+100%	(7.9)%	170	(11)	189	(10)	—	2

Operating Income / (Loss)	$ (258)	$ (52)	-(100)%	-(100)%	(206)	8	(72)	(10)	—	(132)
Asset Acquisition Cost	—	(51)	+100%	+100%	51	—	—	—	—	51
Amortization and Impairment of Intangibles	(171)	(18)	-(100)%	-(100)%	(153)	—	(44)	—	—	(109)
Adjusted Operating Income / (Loss)	$ (87)	$ 17	-(100)%	-(100)%	(104)	8	(28)	(10)	—	(74)

Adjusted Operating Income / (Loss) Margin	(32.1)%	16.8%	(48.9)pp	(88.8)pp

Net revenues decreased by 7.9% on an organic basis, primarily reflecting lower product supply revenues and lower royalties.
The adjusted operating loss of $87 million mainly reflected investments in research and development, as well as expenses related to employee retention programs. Adjusted operating loss margin for the year was 32.1%.
Fourth-Quarter

Financial Summary - Quarters Ended December 31,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2022	2021	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 72	$ 101	(28.7)%	(18.8)%	(29)	(10)	—	(21)	—	2

Operating Income / (Loss)	$ (42)	$ (1)	-(100)%	-(100)%	(41)	6	—	(21)	—	(26)
Asset Acquisition Cost	—	—	—%	—%	—	—	—	—	—	—
Amortization and Impairment of Intangibles	(13)	(18)	27.8%	27.8%	5	—	—	—	—	5
Adjusted Operating Income / (Loss)	$ (29)	$ 17	-(100)%	-(100)%	(46)	6	—	(21)	—	(31)

Adjusted Operating Income / (Loss) Margin	(40.3)%	16.8%	(57.1)pp	(59.5)pp

Net revenues decreased by 18.8% on an organic basis, notably reflecting an unfavorable comparison versus the fourth quarter of 2021, during which approximately two weeks of results from the third quarter (net revenues of approximately $12 million) were included in the period due to acquisition timing.
The adjusted operating loss of $29 million primarily reflected investments in research and development. Adjusted operating loss margin in the quarter was 40.3%.

Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company working to deliver a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, vapor, and oral nicotine products. Since 2008, PMI has invested more than USD 10.5 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In November 2022, PMI acquired Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. The U.S. Food and Drug Administration (FDA) has authorized versions of PMI’s IQOS Platform 1 devices and consumables and Swedish Match’s General snus as Modified Risk Tobacco Products (MRTPs). As of December 31, 2022, PMI's smoke-free products were available for sale in 73 markets, and PMI estimates that approximately 17.8 million adults around the world had already switched to IQOS and stopped smoking. Smoke-free products accounted for approximately 32% of PMI’s total full-year 2022 net revenues. With a strong foundation and significant expertise in life sciences, PMI announced in February 2021 its ambition to expand into wellness and healthcare areas and, through its Vectura Fertin Pharma subsidiary, aims to enhance life through the delivery of seamless health experiences. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of COVID-19 on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to produce and commercialize reduced-risk products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent, including women or diverse candidates; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our reduced-risk product category's performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2021, the Form 10-Q for the quarter ended September 30, 2022, and the Form 10-K for the fourth quarter and year ended December 31, 2022, which will be filed in the coming days. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Key Terms, Definitions and Explanatory Notes
General
•"PMI" refers to Philip Morris International Inc. and its subsidiaries. Trademarks and service marks that are the registered property of, or licensed by, the subsidiaries of PMI, are italicized.
•Comparisons are made to the same prior-year period unless otherwise stated.
•References to total industry, total market, PMI shipment volume and PMI market share performance reflect cigarettes and heated tobacco units, unless otherwise stated.
•As of the first quarter of 2022, total industry volume, PMI in-market sales volume and PMI market share for the following geographies include the cigarillo category in Japan: the total international market, East Asia & Australia Region, and Japanese domestic market.
•References to total international market, defined as worldwide cigarette and heated tobacco unit volume excluding the U.S., total industry, total market and market shares are PMI estimates for tax-paid products based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People's Republic of China and/or PMI's duty free business.
•2021 and 2022 estimates for total industry volume and market share in certain geographies reflect limitations on the availability and accuracy of industry data during pandemic-related restrictions.
•"Combustible tobacco products" is the term PMI uses to refer to cigarettes and other tobacco products that are combusted.
•In-market sales, or "IMS," is defined as sales to the retail channel, depending on the market and distribution model.
•"Total shipment volume" is defined as the combined total of cigarette shipment volume and heated tobacco unit shipment volume.
•"Americas" refers to the former Latin America & Canada segment, which was renamed as the Americas segment as of the third quarter of 2021. References to "Americas" may, in defined instances, exclude the U.S.
•In the third quarter of 2021, PMI acquired Fertin Pharma A/S, Vectura Group plc. and OtiTopic, Inc. On March 31, 2022, PMI launched a new Wellness and Healthcare business consolidating these entities, Vectura Fertin Pharma. The operating results of this new business are reported in the Wellness and Healthcare segment. The business operations of PMI's Wellness and Healthcare segment are managed and evaluated separately from the geographical segments.
•In the fourth quarter of 2022, Philip Morris Holland Holdings B.V., a wholly owned subsidiary of PMI, acquired a controlling interest in Swedish Match. The operating results of Swedish Match are disclosed as a separate segment. The business operations of the Swedish Match segment are managed and evaluated separately from the geographical segments.

•Following the deconsolidation of PMI's Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH) on March 22, 2019, PMI continues to report the volume of brands sold by RBH for which other PMI subsidiaries are the trademark owner. These include HEETS, Next, Philip Morris and Rooftop.
•From time to time, PMI’s shipment volumes are subject to the impact of distributor inventory movements, and estimated total industry/market volumes are subject to the impact of inventory movements in various trade channels that include estimated trade inventory movements of PMI’s competitors arising from market-specific factors that significantly distort reported volume disclosures. Such factors may include changes to the manufacturing supply chain, shipment methods, consumer demand, timing of excise tax increases or other influences that may affect the timing of sales to customers. In such instances, in addition to reviewing PMI shipment volumes and certain estimated total industry/market volumes on a reported basis, management reviews these measures on an adjusted basis that excludes the impact of distributor and/or estimated trade inventory movements. Management also believes that disclosing PMI shipment volumes and estimated total industry/market volumes in such circumstances on a basis that excludes the impact of distributor and/or estimated trade inventory movements, such as on an IMS basis, improves the comparability of performance and trends for these measures over different reporting periods.
Financial
•Adjusted net revenues exclude the impact related to the Saudi Arabia customs assessments.
•"Cost of sales" consists principally of: tobacco leaf, non-tobacco raw materials, labor and manufacturing costs; shipping and handling costs; and the cost of devices produced by third-party electronics manufacturing service providers. Estimated costs associated with device warranty programs are generally provided for in cost of sales in the period the related revenues are recognized.
•"Marketing, administration and research costs" include the costs of marketing and selling our products, other costs generally not related to the manufacture of our products (including general corporate expenses), and costs incurred to develop new products. The most significant components of our marketing, administration and research costs are marketing and sales expenses and general and administrative expenses.
•"Cost/Other" in the Consolidated Financial Summary table of total PMI and the six geographical segments of this release reflects the currency-neutral variances of: cost of sales (excluding the volume/mix cost component); marketing, administration and research costs (including asset impairment and exit costs); and amortization and impairment of intangibles. “Cost/Other” also includes the currency-neutral net revenue variance, unrelated to volume/mix and price components, attributable to: fees for certain distribution rights billed to customers in certain markets in the Middle East & Africa Region and the Saudi Arabia customs assessment net revenue adjustment.
•"Adjusted Operating Income Margin" is calculated as adjusted operating income, divided by adjusted net revenues.
•"Adjusted EBITDA" is defined as earnings before interest, taxes, depreciation, amortization and equity (income)/loss in unconsolidated subsidiaries, excluding asset impairment and exit costs, impairment of intangibles, and unusual items.
•"Net debt" is defined as total debt, less cash and cash equivalents.
•Growth rates presented on an organic basis reflect adjusted results, excluding currency, acquisitions and disposals.
•Management reviews net revenues, operating income, operating income margin, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items. Additionally, starting in 2022 and on a comparative basis, for these measures other than net revenues and operating cash flow, PMI will include adjustments to add back amortization expense on acquisition related intangible assets that are recorded as part of purchase accounting and contribute to PMI’s revenue generation, as well as impairment of intangible assets, if any. Currency-neutral and organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results. Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.

•Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. For a reconciliation of non-GAAP measures to the most directly comparable U.S. GAAP measures, see the relevant schedules provided with this press release.
•U.S. GAAP Treatment of a country as a Highly Inflationary Economy. Following the categorization of a country by the International Practices Task Force of the Center for Audit Quality as having a three-year cumulative inflation rate greater than 100%, the country is considered highly inflationary in accordance with U.S. GAAP. For such countries, PMI accounts for the operations of its local affiliates as highly inflationary, and to treat the U.S. dollar as the functional currency of the affiliates. Such treatment was effective July 1, 2018, for Argentina, and April 1, 2022, for Turkey.
•"Fair value adjustment for equity security investments" reflects the adjustment resulting from share price movements in passive investments for publicly traded entities that are not controlled or influenced by PMI. Under U.S. GAAP, such adjustments are required, since January 1, 2018, to be reflected directly in the income statement. 2022 adjustments reflect share price movements in PMI's investments in India and Sri Lanka.
•"Swedish Match AB acquisition accounting related item" refers to expenses associated with fair-value adjustments on Swedish Match inventories. In the fourth quarter of 2022, PMI recorded a total fair value step-up adjustment for inventories of $146 million related to the acquisition, of which $125 million was recognized in cost of sales in the fourth quarter of 2022, with the remaining balance expected to be recognized in the first quarter of 2023.
•"Tax benefit associated with Swedish Match AB financing" in 2022 reflects a deferred tax benefit for unrealized foreign currency losses on intercompany loans related to the Swedish Match acquisition financing reflected in PMI's consolidated statements of earnings ($203 million). The underlying pre-tax foreign currency movements fully offset in the consolidated statements of earnings and were reflected as currency translation adjustments in PMI's consolidated statements of stockholders' (deficit) equity at December 31, 2022.
Smoke-Free Products
•Smoke-free products ("SFPs") is the term PMI primarily uses to refer to all of its products that are not combustible tobacco products, such as heat-not-burn, e-vapor, and oral nicotine. In addition, SFPs include wellness and healthcare products, as well as consumer accessories such as lighters and matches.
•Reduced-risk products (“RRPs”) is the term PMI uses to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continuing smoking. PMI has a range of RRPs in various stages of development, scientific assessment and commercialization. PMI's RRPs are smoke-free products that contain and/or generate far lower quantities of harmful and potentially harmful constituents than found in cigarette smoke.
•Wellness and Healthcare products primarily refer to products associated with inhaled therapeutics and oral and intra-oral delivery systems that are included in the operating results of PMI's new Wellness and Healthcare business, Vectura Fertin Pharma.
•Following the Swedish Match acquisition and a review of PMI and Swedish Match’s combined product portfolio, PMI reclassified certain of its own products previously reported under its combustible tobacco product category to the newly created smoke-free product category to better reflect the characteristics of these products. Prior years' amounts have been reclassified to conform with the updated presentation for full-year and fourth-quarter 2022.
•"Heated tobacco units," or "HTUs," is the term PMI uses to refer to heated tobacco consumables, which include the company's BLENDS, HEETS, HEETS Creations, HEETS Dimensions, HEETS Marlboro and HEETS FROM MARLBORO (defined collectively as HEETS), Marlboro Dimensions, Marlboro HeatSticks, Parliament HeatSticks, SENTIA and TEREA, as well as the KT&G-licensed brands, Fiit and Miix (outside of South Korea).
•Market share for HTUs is defined as the in-market sales volume for HTUs as a percentage of the total estimated industry sales volume for cigarettes and HTUs. For Japan, total estimated industry sales volume also includes cigarillos.
•Unless otherwise stated, all references to IQOS are to PMI's Platform 1 IQOS devices and heated tobacco consumables.
•IQOS heat-not-burn devices are precisely controlled heating devices into which a specially designed and proprietary tobacco units are inserted and heated to generate an aerosol.

•"PMI heat-not-burn products" include licensed KT&G heat-not-burn products.
•"PMI HTUs" include licensed KT&G HTUs.
•“Total IQOS users” is defined as the estimated number of Legal Age (minimum 18 years) users of PMI heat-not-burn products, for which PMI HTUs represented at least a portion of their daily tobacco consumption over the past seven days.
The estimated number of adults who have "switched to IQOS and stopped smoking" reflects:
•for markets where there are no heat-not-burn products other than PMI heat-not-burn products: daily individual consumption of PMI HTUs represents the totality of their daily tobacco consumption in the past seven days;
•for markets where PMI heat-not-burn products are among other heat-not-burn products: daily individual consumption of HTUs represents the totality of their daily tobacco consumption in the past seven days, of which at least 70% is PMI HTUs.
Note: The above IQOS user metrics reflect PMI estimates, which are based on consumer claims and sample-based statistical assessments with an average margin of error of +/-5% at a 95% Confidence Interval in key volume markets. The accuracy and reliability of IQOS user metrics may vary based on individual market maturity and availability of information.
As of December 2020, PMI heat-not-burn products and HTUs include licensed KT&G heat-not-burn products and HTUs, respectively.

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Quarters Ended December 31,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (1)
				Total			Cigarette			HTU			Total			HTU
	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change	2022	2021	pp Change	2022	2021	pp Change

Total (2)	661.7	667.4	(0.9)	186.0	183.8	1.2	154.0	158.4	(2.8)	32.0	25.4	26.1	28.0	27.3	0.7	4.3	3.5	0.8

European Union
France	7.7	8.0	(4.1)	3.2	3.6	(10.3)	3.1	3.5	(11.1)	0.1	—	—	43.6	44.3	(0.7)	0.8	0.8	—
Germany	16.0	17.6	(9.0)	7.1	7.0	1.1	5.8	6.4	(8.9)	1.3	0.6	+100	44.0	39.6	4.4	7.9	3.5	4.4
Italy	17.8	17.5	1.9	10.2	9.7	5.0	6.4	7.3	(11.8)	3.8	2.4	55.3	54.3	53.3	1.0	15.4	12.7	2.7
Poland	12.8	12.1	5.7	5.1	4.5	13.0	4.1	3.6	13.9	1.0	0.9	9.6	39.6	37.0	2.6	7.7	7.4	0.3
Spain	10.6	10.5	1.0	3.0	3.0	1.4	2.8	2.8	—	0.2	0.2	27.5	29.1	29.9	(0.8)	1.9	1.3	0.6

Eastern Europe
Russia	52.1	52.9	(1.3)	16.1	16.8	(4.3)	12.0	12.1	(1.5)	4.1	4.6	(11.6)	31.8	32.1	(0.3)	7.8	8.0	(0.2)

Middle East & Africa
Egypt	24.6	23.1	6.6	5.9	4.7	23.5	5.4	4.6	17.1	0.5	0.1	+100	22.2	20.8	1.4	0.9	0.5	0.4
Turkey	31.6	33.9	(6.8)	15.7	15.2	3.0	15.7	15.2	3.0	—	—	—	49.7	44.8	4.9	—	—	—

South & Southeast Asia
Indonesia	74.8	78.8	(5.1)	21.2	22.0	(3.7)	21.2	22.0	(3.7)	—	—	—	28.3	27.9	0.4	—	—	—
Philippines	12.7	14.2	(10.8)	7.7	8.7	(11.6)	7.6	8.7	(12.0)	0.1	—	—	61.0	61.5	(0.5)	0.6	0.3	0.3

East Asia & Australia
Australia	2.3	2.6	(11.5)	0.8	0.8	(9.6)	0.8	0.8	(9.6)	—	—	—	32.9	32.2	0.7	—	—	—
Japan (2)	37.8	33.8	11.9	16.1	13.7	17.8	5.0	5.3	(5.4)	11.1	8.4	32.4	38.0	36.3	1.7	24.3	21.7	2.6
South Korea	17.6	17.6	—	3.3	3.4	(2.6)	2.1	2.2	(2.6)	1.2	1.2	(2.5)	19.1	19.5	(0.4)	6.7	6.8	(0.1)

Americas
Argentina	7.8	8.2	(5.5)	4.9	5.3	(7.3)	4.9	5.3	(7.3)	—	—	—	63.4	64.7	(1.3)	—	—	—
Mexico	9.7	9.4	2.9	6.5	6.3	2.2	6.4	6.3	1.8	—	—	—	67.0	67.5	(0.5)	0.5	0.3	0.2

(1) Market share estimates are calculated using IMS data
(2) Total market and market share estimates include cigarillos in Japan

																	Appendix 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Years Ended December 31,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share, % (1)
				Total			Cigarette			HTU			Total			HTU
	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change	2022	2021	% Change	2022	2021	pp Change	2022	2021	pp Change

Total (2)	2,626.4	2,620.5	0.2	731.1	719.9	1.6	621.9	624.9	(0.5)	109.2	95.0	14.9	27.6	27.2	0.4	4.1	3.5	0.6

European Union
France	32.5	34.3	(5.3)	14.0	15.2	(8.1)	13.7	15.0	(8.2)	0.2	0.2	1.1	43.6	43.9	(0.3)	0.7	0.7	—
Germany	70.3	74.1	(5.1)	28.2	28.6	(1.6)	24.8	26.3	(5.9)	3.4	2.3	47.9	40.1	38.6	1.5	4.8	3.1	1.7
Italy	72.8	70.4	3.4	40.8	38.6	5.8	28.6	29.7	(3.7)	12.3	8.9	37.7	54.1	53.0	1.1	14.6	11.5	3.1
Poland	55.7	49.3	13.0	21.7	18.4	17.6	17.1	15.3	11.8	4.5	3.1	46.6	38.9	37.3	1.6	8.2	6.3	1.9
Spain	44.6	42.7	4.5	13.6	13.2	3.2	12.7	12.6	0.7	0.9	0.5	65.6	30.0	31.1	(1.1)	1.7	1.2	0.5

Eastern Europe
Russia	208.9	216.8	(3.6)	64.7	68.8	(6.0)	49.3	52.5	(6.1)	15.4	16.3	(5.6)	31.1	31.7	(0.6)	7.6	7.4	0.2

Middle East & Africa
Egypt	93.6	93.4	0.3	21.0	19.5	8.2	20.0	19.2	4.2	1.0	0.2	+100	22.2	20.7	1.5	0.8	0.2	0.6
Turkey	117.2	125.1	(6.3)	56.1	55.7	0.7	56.1	55.7	0.7	—	—	—	47.9	44.5	3.4	—	—	—

South & Southeast Asia
Indonesia	309.6	296.2	4.5	86.8	82.8	4.8	86.8	82.8	4.8	—	—	—	28.0	28.0	—	—	—	—
Philippines	51.8	55.2	(6.1)	32.2	34.4	(6.3)	32.0	34.2	(6.5)	0.2	0.2	47.8	62.1	62.3	(0.2)	0.4	0.3	0.1

East Asia & Australia
Australia	8.9	9.7	(8.2)	3.0	3.1	(5.1)	3.0	3.1	(5.1)	—	—	—	33.4	32.3	1.1	—	—	—
Japan (2)	148.3	150.5	(1.5)	55.5	55.2	0.6	21.1	22.1	(4.6)	34.4	33.1	4.0	37.6	35.7	1.9	23.6	21.3	2.3
South Korea	72.6	71.7	1.3	13.9	14.1	(1.6)	9.4	9.4	(0.5)	4.5	4.7	(3.6)	19.2	19.7	(0.5)	6.2	6.5	(0.3)

Americas
Argentina	30.3	30.0	1.0	19.3	19.9	(2.8)	19.3	19.9	(2.8)	—	—	—	63.8	66.3	(2.5)	—	—	—
Mexico	32.2	31.9	1.0	21.0	20.5	2.5	20.8	20.4	2.3	0.1	0.1	45.8	65.1	64.1	1.0	0.4	0.3	0.1

(1) Market share estimates are calculated using IMS data
(2) Total market and market share estimates include cigarillos in Japan

						Appendix 3
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
PMI Shipment Volume Adjusted for the Impact of Russia and Ukraine
(in million units) / (Unaudited)

Quarters Ended December 31,				Years Ended December 31,
2022	2021	% Change		2022	2021	% Change

			Cigarettes
154,026	158,382	(2.8)%	Shipment Volume	621,908	624,875	(0.5)%
11,966	12,145		Russia	49,300	52,499
1,431	2,503		Ukraine	6,601	10,669
140,629	143,735	(2.2)%	Shipment Volume excl. Russia and Ukraine	566,007	561,707	0.8%

			Heated Tobacco Units
32,021	25,397	26.1%	Shipment Volume	109,169	94,976	14.9%
4,111	4,648		Russia	15,393	16,309
1,172	1,303		Ukraine	4,470	5,168
26,739	19,446	37.5%	Shipment Volume excl. Russia and Ukraine	89,306	73,499	21.5%

			Cigarettes & HTU
186,047	183,779	1.2%	Shipment Volume	731,077	719,851	1.6%
16,077	16,792		Russia	64,693	68,807
2,603	3,805		Ukraine	11,071	15,838
167,368	163,181	2.6%	Shipment Volume excl. Russia and Ukraine	655,313	635,206	3.2%

Note: Sum of product categories might not foot to total due to roundings.

						Appendix 4
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Eastern Europe Shipment Volume Adjusted for the Impact of Russia and Ukraine
(in million units) / (Unaudited)

Quarters Ended December 31,				Years Ended December 31,
2022	2021	% Change		2022	2021	% Change

			Cigarettes
19,766	20,927	(5.5)%	Shipment Volume	81,460	88,698	(8.2)%
11,966	12,145		Russia	49,300	52,499
1,431	2,503		Ukraine	6,601	10,669
6,369	6,280	1.4%	Shipment Volume excl. Russia and Ukraine	25,559	25,530	0.1%

			Heated Tobacco Units
6,531	7,056	(7.4)%	Shipment Volume	24,806	25,650	(3.3)%
4,111	4,648		Russia	15,393	16,309
1,172	1,303		Ukraine	4,470	5,168
1,249	1,105	13.0%	Shipment Volume excl. Russia and Ukraine	4,943	4,173	18.5%

			Cigarettes & HTU
26,297	27,983	(6.0)%	Shipment Volume	106,266	114,348	(7.1)%
16,077	16,792		Russia	64,693	68,807
2,603	3,805		Ukraine	11,071	15,838
7,618	7,385	3.2%	Shipment Volume excl. Russia and Ukraine	30,502	29,703	2.7%

Note: Sum of product categories might not foot to total due to roundings.

				Schedule 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Diluted Earnings Per Share (EPS)
($ in millions, except per share data) / (Unaudited)

Quarters Ended		Diluted EPS	Years Ended
December 31,			December 31,
$1.54		2022 Diluted Earnings Per Share (1)	$5.81
$1.34		2021 Diluted Earnings Per Share (1)	$5.83
$0.20		Change	$(0.02)
14.9%		% Change	(0.3)%

		Reconciliation:
$1.34		2021 Diluted Earnings Per Share (1)	$5.83
0.02		2021 Asset impairment and exit costs	0.12
0.02		2021 Amortization and impairment of intangibles	0.05
—		2021 Asset acquisition cost	0.03
(0.01)		2021 Equity investee ownership dilution	(0.04)
—		2021 Saudi Arabia customs assessments	0.14
(0.03)		2022 Amortization and impairment of intangibles	(0.15)
0.07		2022 Costs associated with Swedish Match AB offer	(0.06)
(0.06)		2022 Swedish Match AB acquisition accounting related item	(0.06)
0.13		2022 Tax benefit associated with Swedish Match AB financing	0.13
(0.01)		2022 Charges related to the war in Ukraine	(0.08)
0.05		2022 Fair value adjustment for equity security investments	0.02
—		2022 Tax Items	0.03
(0.19)		Currency	(0.77)
(0.01)		Interest	0.02
0.01		Change in tax rate	0.03
0.21		Operations (2)	0.57
$1.54		2022 Diluted Earnings Per Share (1)	$5.81

(1) Basic and diluted EPS were calculated using the following (in millions):

Quarters Ended			Years Ended
December 31,			December 31,
2022	2021		2022	2021
$ 2,397	$ 2,093	Net Earnings attributable to PMI	$ 9,048	$ 9,109
6	5	Less: Distributed and undistributed earnings attributable to share-based payment awards	24	26
$ 2,391	$ 2,088	Net Earnings for basic and diluted EPS	$ 9,024	$ 9,083

1,550	1,556	Weighted-average shares for basic EPS	1,550	1,558
2	1	Plus Contingently Issuable Performance Stock Units	2	1
1,552	1,557	Weighted-average shares for diluted EPS	1,552	1,559

(2) Includes the impact of shares outstanding and share-based payments

						Schedule 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency, and Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS, excluding Currency
(Unaudited)

Quarters Ended December 31,				Years Ended December 31,
2022	2021	% Change		2022	2021	% Change
$ 1.54	$ 1.34	14.9%	Reported Diluted EPS	$ 5.81	$ 5.83	(0.3)%
(0.19)			Less: Currency	(0.77)
$ 1.73	$ 1.34	29.1%	Reported Diluted EPS, excluding Currency	$ 6.58	$ 5.83	12.9%

Quarters Ended December 31,				Years Ended December 31,
2022	2021	% Change		2022	2021	% Change
$ 1.54	$ 1.34	14.9%	Reported Diluted EPS	$ 5.81	$ 5.83	(0.3)%
—	0.02		Asset impairment and exit costs	—	0.12
0.03	0.02		Amortization and impairment of intangibles	0.15	0.05
—	—		Saudi Arabia customs assessments	—	0.14
—	(0.01)		Equity investee ownership dilution	—	(0.04)
—	—		Asset acquisition cost	—	0.03
(0.07)	—		Costs associated with Swedish Match AB offer	0.06	—
0.06	—		Swedish Match AB acquisition accounting related item	0.06	—
(0.13)	—		Tax benefit associated with Swedish Match AB financing	(0.13)	—
0.01	—		Charges related to the war in Ukraine	0.08	—
(0.05)	—		Fair value adjustment for equity security investments	(0.02)	—
—	—		Tax items	(0.03)	—
$ 1.39	$ 1.37	1.5%	Adjusted Diluted EPS	$ 5.98	$ 6.13	(2.4)%
(0.19)			Less: Currency	(0.77)
$ 1.58	$ 1.37	15.3%	Adjusted Diluted EPS, excluding Currency	$ 6.75	$ 6.13	10.1%

								Schedule 3
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues (1)	Currency	Net Revenues excluding Currency	Acqui- sitions	Net Revenues excl. Currency & Acquisitions	Quarters Ended December 31,	Net Revenues (1)	Total	Excluding Currency	Excl. Currency & Acquisitions

2022					Combustible Tobacco	2021	% Change
$ 1,587	$ (263)	$ 1,850	$ —	$ 1,850	European Union	$ 1,928	(17.7)%	(4.1)%	(4.1)%
636	11	624	—	624	Eastern Europe	559	13.7%	11.7%	11.7%
826	(77)	904	—	904	Middle East & Africa	930	(11.1)%	(2.8)%	(2.8)%
1,093	(115)	1,208	—	1,208	South & Southeast Asia	1,108	(1.4)%	9.0%	9.0%
495	(65)	559	—	559	East Asia & Australia	564	(12.3)%	(0.8)%	(0.8)%
508	2	506	—	506	Americas	490	3.6%	3.3%	3.3%
70	—	70	70	—	Swedish Match	—	—%	—%	—%
$ 5,214	$ (508)	$ 5,722	$ 70	$ 5,652	Total Combustible Tobacco	$ 5,579	(6.6)%	2.6%	1.3%

2022					Smoke-free excl. W&H	2021	% Change
$ 1,303	$ (211)	$ 1,514	$ —	$ 1,514	European Union	$ 1,097	18.8%	38.0%	38.0%
356	15	342	—	342	Eastern Europe	353	0.9%	(3.3)%	(3.3)%
98	(20)	117	—	117	Middle East & Africa	57	71.2%	+100%	+100%
7	(1)	8	—	8	South & Southeast Asia	4	84.1%	+100%	+100%
827	(143)	971	—	971	East Asia & Australia	880	(6.0)%	10.3%	10.3%
28	(1)	29	—	29	Americas	33	(14.4)%	(12.1)%	(12.1)%
246	—	246	246	—	Swedish Match	—	—%	—%	—%
$ 2,866	$ (360)	$ 3,226	$ 246	$ 2,980	Total Smoke-free excl. W&H	$ 2,424	18.3%	33.1%	23.0%

2022					Wellness and Healthcare	2021	% Change
$ 72	$ (10)	$ 82	$ —	$ 82	Wellness and Healthcare	$ 101	(28.7)%	(18.8)%	(18.8)%

2022					Smoke-free incl. W&H	2021	% Change
$ 2,938	$ (370)	$ 3,308	$ 246	$ 3,062	Smoke-free incl. W&H	$ 2,525	16.4%	31.0%	21.3%

2022					PMI	2021	% Change
$ 2,890	$ (474)	$ 3,364	$ —	$ 3,364	European Union	$ 3,025	(4.5)%	11.2%	11.2%
992	26	966	—	966	Eastern Europe	912	8.8%	5.9%	5.9%
924	(97)	1,021	—	1,021	Middle East & Africa	987	(6.4)%	3.4%	3.4%
1,100	(116)	1,216	—	1,216	South & Southeast Asia	1,112	(1.1)%	9.4%	9.4%
1,322	(208)	1,530	—	1,530	East Asia & Australia	1,444	(8.4)%	6.0%	6.0%
536	1	535	—	535	Americas	523	2.5%	2.3%	2.3%
316	—	316	316	—	Swedish Match	—	—%	—%	—%
72	(10)	82	—	82	Wellness and Healthcare	101	(28.7)%	(18.8)%	(18.8)%
$ 8,152	$ (878)	$ 9,030	$316	$ 8,714	Total PMI	$ 8,104	0.6%	11.4%	7.5%
(1) Following the Swedish Match acquisition, PMI reclassified certain of its own products previously reported under its combustible tobacco category to the newly created smoke-free product category to better reflect the characteristics of these products. The impact of the reclassification was immaterial for all periods.
Note: Sum of product categories or Regions might not foot to Total PMI due to roundings. "-" indicates amounts between -$0.5 million and +$0.5 million

									Schedule 4
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments of Net Revenues for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues (1)	Currency	Net Revenues excluding Currency	Acqui- sitions	Net Revenues excl. Currency & Acquisitions	Years Ended December 31,	Net Revenues (1)		Total	Excluding Currency	Excluding Currency & Acquisitions

2022					Combustible Tobacco	2021		% Change
$ 7,212	$ (864)	$ 8,076	$ —	$ 8,076	European Union	$ 8,211		(12.2)%	(1.6)%	(1.6)%
2,410	26	2,383	—	2,383	Eastern Europe	2,240		7.6%	6.4%	6.4%
3,567	(316)	3,882	—	3,882	Middle East & Africa	3,110	(2)	14.7%	24.8%	24.8%
4,372	(273)	4,644	—	4,644	South & Southeast Asia	4,385		(0.3)%	5.9%	5.9%
2,138	(203)	2,341	—	2,341	East Asia & Australia	2,414		(11.4)%	(3.0)%	(3.0)%
1,804	(13)	1,818	—	1,818	Americas	1,706		5.8%	6.5%	6.5%
70	—	70	70	—	Swedish Match	—		—%	—%	—%
$ 21,572	$ (1,643)	$ 23,214	$70	$ 23,144	Total Combustible Tobacco	$ 22,067		(2.2)%	5.2%	4.9%

2022					Smoke-free excl. W&H	2021		% Change
$ 4,907	$ (608)	$ 5,515	$ 10	$ 5,505	European Union	$ 4,064		20.7%	35.7%	35.5%
1,315	25	1,291	—	1,291	Eastern Europe	1,304		0.9%	(1.0)%	(1.0)%
334	(32)	367	—	367	Middle East & Africa	183		83.1%	+100%	+100%
23	(1)	25	—	25	South & Southeast Asia	11		+100%	+100%	+100%
2,994	(384)	3,378	—	3,378	East Asia & Australia	3,539		(15.4)%	(4.6)%	(4.6)%
99	(2)	100	—	100	Americas	137		(28.0)%	(26.8)%	(26.8)%
246	—	246	246	—	Swedish Match	—		—%	—%	—%
$ 9,919	$ (1,002)	$ 10,922	$256	$ 10,666	Total Smoke-free excl. W&H	$ 9,237		7.4%	18.2%	15.5%

2022					Wellness and Healthcare	2021		% Change
$ 271	$ (11)	$282	$189	$ 93	Wellness and Healthcare	$ 101		+100%	+100%	(7.9)%

2022					Smoke-free incl. W&H	2021		% Change
$ 10,190	$ (1,013)	$ 11,204	$ 445	$ 10,759	Smoke-free incl. W&H	$ 9,338		9.1%	20.0%	15.2%

2022					PMI	2021		% Change
$ 12,119	$ (1,472)	$ 13,591	$ 10	$ 13,581	European Union	$ 12,275		(1.3)%	10.7%	10.6%
3,725	51	3,674	—	3,674	Eastern Europe	3,544		5.1%	3.7%	3.7%
3,901	(348)	4,249	—	4,249	Middle East & Africa	3,293	(2)	18.5%	29.0%	29.0%
4,395	(274)	4,669	—	4,669	South & Southeast Asia	4,396		—%	6.2%	6.2%
5,132	(587)	5,719	—	5,719	East Asia & Australia	5,953		(13.8)%	(3.9)%	(3.9)%
1,903	(15)	1,918	—	1,918	Americas	1,843		3.3%	4.1%	4.1%
316	—	316	316	—	Swedish Match	—		—%	—%	—%
271	(11)	282	189	93	Wellness and Healthcare	101		+100%	+100%	(7.9)%
$ 31,762	$ (2,656)	$ 34,418	$515	$ 33,903	Total PMI	$ 31,405		1.1%	9.6%	8.0%
(1) Following the Swedish Match acquisition, PMI reclassified certain of its own products previously reported under its combustible tobacco category to the newly created smoke-free product category to better reflect the characteristics of these products. The impact of the reclassification was immaterial for all periods.
(2) Includes a reduction in net revenues of $246 million related to the Saudi Arabia customs assessment
Note: Sum of product categories or Regions might not foot to Total PMI due to roundings. "-" indicates amounts between -$0.5 million and +$0.5 million

													Schedule 5
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Net Revenues to Adjusted Net Revenues, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Net Revenues	Special Items	Adjusted Net Revenues	Currency	Adjusted Net Revenues excluding Currency	Acqui- sitions	Adjusted Net Revenues excluding Currency & Acqui- sitions		Net Revenues	Special Items		Adjusted Net Revenues	Total	Excluding Currency	Excluding Currency & Acqui- sitions

2022							Quarters Ended December 31,	2021				% Change
$ 2,890	$ —	$ 2,890	$ (474)	$ 3,364	$ —	$ 3,364	European Union	$ 3,025	$ —		$ 3,025	(4.5)%	11.2%	11.2%
992	—	992	26	966	—	966	Eastern Europe	912	—		912	8.8%	5.9%	5.9%
924	—	924	(97)	1,021	—	1,021	Middle East & Africa	987	—		987	(6.4)%	3.4%	3.4%
1,100	—	1,100	(116)	1,216	—	1,216	South & Southeast Asia	1,112	—		1,112	(1.1)%	9.4%	9.4%
1,322	—	1,322	(208)	1,530	—	1,530	East Asia & Australia	1,444	—		1,444	(8.4)%	6.0%	6.0%
536	—	536	1	535	—	535	Americas	523	—		523	2.5%	2.3%	2.3%
316	—	316	—	316	316	—	Swedish Match	—	—		—	—%	—%	—%
72	—	72	(10)	82	—	82	Wellness and Healthcare	101	—		101	(28.7)%	(18.8)%	(18.8)%
$ 8,152	$ —	$ 8,152	$ (878)	$ 9,030	$ 316	$ 8,714	Total PMI	$ 8,104	$ —		$ 8,104	0.6%	11.4%	7.5%

2022							Years Ended December 31,	2021				% Change
$ 12,119	$ —	$ 12,119	$ (1,472)	$ 13,591	$ 10	$ 13,581	European Union	$ 12,275	$ —		$ 12,275	(1.3)%	10.7%	10.6%
3,725	—	3,725	51	3,674	—	3,674	Eastern Europe	3,544	—		3,544	5.1%	3.7%	3.7%
3,901	—	3,901	(348)	4,249	—	4,249	Middle East & Africa	3,293	(246)	(1)	3,539	10.2%	20.1%	20.1%
4,395	—	4,395	(274)	4,669	—	4,669	South & Southeast Asia	4,396	—		4,396	—%	6.2%	6.2%
5,132	—	5,132	(587)	5,719	—	5,719	East Asia & Australia	5,953	—		5,953	(13.8)%	(3.9)%	(3.9)%
1,903	—	1,903	(15)	1,918	—	1,918	Americas	1,843	—		1,843	3.3%	4.1%	4.1%
316	—	316	—	316	316	—	Swedish Match	—	—		—	—%	—%	—%
271	—	271	(11)	282	189	93	Wellness and Healthcare	101	—		101	+100%	+100%	(7.9)%
$ 31,762	$ —	$ 31,762	$ (2,656)	$ 34,418	$ 515	$ 33,903	Total PMI	$ 31,405	$ (246)		$ 31,651	0.4%	8.7%	7.1%
(1) Represents the Saudi Arabia customs assessments

								Schedule 6
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments of Operating Income for the Impact of Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income	Currency	Operating Income excluding Currency	Acqui-sitions	Operating Income excluding Currency & Acquisitions		Operating Income	Total	Excluding Currency	Excluding Currency & Acquisitions

2022					Quarters Ended December 31,	2021	% Change
$ 1,347	$ (264)	$ 1,611	$ —	$ 1,611	European Union	$ 1,308	3.0%	23.2%	23.2%
306	52	254	—	254	Eastern Europe	300	2.0%	(15.3)%	(15.3)%
307	(42)	349	—	349	Middle East & Africa	407	(24.6)%	(14.3)%	(14.3)%
324	(55)	379	—	379	South & Southeast Asia	298	8.7%	27.2%	27.2%
604	(97)	701	—	701	East Asia & Australia	515	17.3%	36.1%	36.1%
100	(15)	115	—	115	Americas	120	(16.7)%	(4.2)%	(4.2)%
(22)	—	(22)	(22)	—	Swedish Match	—	—%	—%	—%
(42)	6	(48)	—	(48)	Wellness and Healthcare	(1)	-(100)%	-(100)%	-(100)%
$ 2,924	$ (415)	$ 3,339	$ (22)	$ 3,361	Total PMI	$ 2,947	(0.8)%	13.3%	14.0%

2022					Years Ended December 31,	2021	% Change
$ 5,788	$ (972)	$ 6,760	$ (2)	$ 6,762	European Union	$ 6,119	(5.4)%	10.5%	10.5%
1,166	122	1,044	—	1,044	Eastern Europe	1,213	(3.9)%	(13.9)%	(13.9)%
1,758	(163)	1,921	—	1,921	Middle East & Africa	1,146	53.4%	67.6%	67.6%
1,459	(133)	1,592	—	1,592	South & Southeast Asia	1,506	(3.1)%	5.7%	5.7%
1,919	(358)	2,277	—	2,277	East Asia & Australia	2,556	(24.9)%	(10.9)%	(10.9)%
436	(11)	447	—	447	Americas	487	(10.5)%	(8.2)%	(8.2)%
(22)	—	(22)	(22)	—	Swedish Match	—	—%	—%	—%
(258)	8	(266)	(72)	(194)	Wellness and Healthcare	(52)	-(100)%	-(100)%	-(100)%
$ 12,246	$ (1,507)	$ 13,753	$ (96)	$ 13,849	Total PMI	$ 12,975	(5.6)%	6.0%	6.7%

												Schedule 7
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Income to Adjusted Operating Income, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Operating Income	Asset Impairment & Exit Costs and Others (1)	Adjusted Operating Income	Currency	Adjusted Operating Income excluding Currency	Acqui- sitions	Adjusted Operating Income excluding Currency & Acqui- sitions		Operating Income	Asset Impairment & Exit Costs and Others (2)	Adjusted Operating Income	Total	Excluding Currency	Excluding Currency & Acqui- sitions

2022							Quarters Ended December 31,	2021			% Change
$ 1,347	$ 58	$ 1,289	$ (264)	$ 1,553	$ —	$ 1,553	European Union	$ 1,308	$ (21)	$ 1,329	(3.0)%	16.9%	16.9%
306	(7)	313	52	261	—	261	Eastern Europe	300	(4)	304	3.0%	(14.1)%	(14.1)%
307	15	292	(42)	334	—	334	Middle East & Africa	407	(6)	413	(29.3)%	(19.1)%	(19.1)%
324	13	311	(55)	366	—	366	South & Southeast Asia	298	(12)	310	0.3%	18.1%	18.1%
604	28	576	(97)	673	—	673	East Asia & Australia	515	(22)	537	7.3%	25.3%	25.3%
100	5	95	(15)	110	—	110	Americas	120	(4)	124	(23.4)%	(11.3)%	(11.3)%
(22)	(151)	129	—	129	129	—	Swedish Match	—	—	—	—%	—%	—%
(42)	(13)	(29)	6	(35)	—	(35)	Wellness and Healthcare	(1)	(18)	17	-(100)%	-(100)%	-(100)%
$ 2,924	$ (52)	$ 2,976	$ (415)	$ 3,391	$ 129	$ 3,262	Total PMI	$ 2,947	$ (87)	$ 3,034	(1.9)%	11.8%	7.5%

2022							Years Ended December 31,	2021			% Change
$ 5,788	$ (88)	$ 5,876	$ (972)	$ 6,848	$ (2)	$ 6,850	European Union	$ 6,119	$ (103)	$ 6,222	(5.6)%	10.1%	10.1%
1,166	(165)	1,331	122	1,209	—	1,209	Eastern Europe	1,213	(16)	1,229	8.3%	(1.6)%	(1.6)%
1,758	(21)	1,779	(163)	1,942	—	1,942	Middle East & Africa	1,146	(271)	1,417	25.5%	37.1%	37.1%
1,459	(29)	1,488	(133)	1,621	—	1,621	South & Southeast Asia	1,506	(42)	1,548	(3.9)%	4.7%	4.7%
1,919	(23)	1,942	(358)	2,300	—	2,300	East Asia & Australia	2,556	(91)	2,647	(26.6)%	(13.1)%	(13.1)%
436	(14)	450	(11)	461	—	461	Americas	487	(17)	504	(10.7)%	(8.5)%	(8.5)%
(22)	(151)	129	—	129	129	—	Swedish Match	—	—	—	—%	—%	—%
(258)	(171)	(87)	8	(95)	(28)	(67)	Wellness and Healthcare	(52)	(69)	17	-(100)%	-(100)%	-(100)%
$ 12,246	$ (662)	$ 12,908	$ (1,507)	$ 14,415	$ 99	$ 14,316	Total PMI	$ 12,975	$ (609)	$ 13,584	(5.0)%	6.1%	5.4%

(1) Fourth-quarter 2022: charges related to the war in Ukraine ($23 million), amortization and impairment of intangibles ($58 million), Swedish Match AB acquisition accounting related item ($125 million), partly offset by adjustment of cost associated with Swedish Match AB offer ($154 million). Full-year 2022: charges related to the war in Ukraine ($151 million), amortization and impairment of intangibles ($271 million), Swedish Match AB acquisition accounting related item ($125 million) and cost associated with Swedish Match AB offer ($115 million).
(2) Fourth-quarter 2021: asset impairment and exit costs ($46 million) and amortization and impairment of intangibles ($41 million). Full-year 2021: asset impairment and exit costs ($216 million), amortization and impairment of intangibles ($96 million), asset acquisition cost ($51 million) and Saudi Arabia customs assessment ($246 million).

														Schedule 8
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Adjusted Operating Income Margin, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Adjusted Operating Income (1)	Adjusted Net Revenues (2)	Adjusted Operating Income Margin	Adjusted Operating Income excluding Currency (1)	Adjusted Net Revenues excluding Currency (2)	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income excluding Currency & Acqui- sitions (1)	Adjusted Net Revenues excluding Currency & Acqui- sitions (2)	Adjusted Operating Income Margin excluding Currency & Acqui- sitions		Adjusted Operating Income (1)	Adjusted Net Revenues (2)	Adjusted Operating Income Margin	Adjusted Operating Income Margin	Adjusted Operating Income Margin excluding Currency	Adjusted Operating Income Margin excluding Currency & Acqui- sitions

2022									Quarters Ended December 31,	2021			% Points Change
$ 1,289	$ 2,890	44.6%	$ 1,553	$ 3,364	46.2%	$ 1,553	$ 3,364	46.2%	European Union	$ 1,329	$ 3,025	43.9%	0.7	2.3	2.3
313	992	31.6%	261	966	27.0%	261	966	27.0%	Eastern Europe	304	912	33.3%	(1.7)	(6.3)	(6.3)
292	924	31.6%	334	1,021	32.7%	334	1,021	32.7%	Middle East & Africa	413	987	41.8%	(10.2)	(9.1)	(9.1)
311	1,100	28.3%	366	1,216	30.1%	366	1,216	30.1%	South & Southeast Asia	310	1,112	27.9%	0.4	2.2	2.2
576	1,322	43.6%	673	1,530	44.0%	673	1,530	44.0%	East Asia & Australia	537	1,444	37.2%	6.4	6.8	6.8
95	536	17.7%	110	535	20.6%	110	535	20.6%	Americas	124	523	23.7%	(6.0)	(3.1)	(3.1)
129	316	40.8%	129	316	40.8%	—	—	—%	Swedish Match	—	—	—%	—	—	—
(29)	72	(40.3)%	(35)	82	(42.7)%	(35)	82	(42.7)%	Wellness and Healthcare	17	101	16.8%	(57.1)	(59.5)	(59.5)
$ 2,976	$ 8,152	36.5%	$ 3,391	$ 9,030	37.6%	$ 3,262	$ 8,714	37.4%	Total PMI	$ 3,034	$ 8,104	37.4%	(0.9)	0.2	—

2022									Years Ended December 31,	2021			% Points Change
$ 5,876	$ 12,119	48.5%	$ 6,848	$ 13,591	50.4%	$ 6,850	$ 13,581	50.4%	European Union	$ 6,222	$ 12,275	50.7%	(2.2)	(0.3)	(0.3)
1,331	3,725	35.7%	1,209	3,674	32.9%	1,209	3,674	32.9%	Eastern Europe	1,229	3,544	34.7%	1.0	(1.8)	(1.8)
1,779	3,901	45.6%	1,942	4,249	45.7%	1,942	4,249	45.7%	Middle East & Africa	1,417	3,539	40.0%	5.6	5.7	5.7
1,488	4,395	33.9%	1,621	4,669	34.7%	1,621	4,669	34.7%	South & Southeast Asia	1,548	4,396	35.2%	(1.3)	(0.5)	(0.5)
1,942	5,132	37.8%	2,300	5,719	40.2%	2,300	5,719	40.2%	East Asia & Australia	2,647	5,953	44.5%	(6.7)	(4.3)	(4.3)
450	1,903	23.6%	461	1,918	24.0%	461	1,918	24.0%	Americas	504	1,843	27.3%	(3.7)	(3.3)	(3.3)
129	316	40.8%	129	316	40.8%	—	—	—%	Swedish Match	—	—	—%	—	—	—
(87)	271	(32.1)%	(95)	282	(33.7)%	(67)	93	(71.6)%	Wellness and Healthcare	17	101	16.8%	(48.9)	(50.5)	(88.8)
$ 12,908	$ 31,762	40.6%	$ 14,415	$ 34,418	41.9%	$ 14,316	$ 33,903	42.2%	Total PMI	$ 13,584	$ 31,651	42.9%	(2.3)	(1.0)	(0.7)

(1) For the calculation of Adjusted Operating Income and Adjusted Operating Income excluding currency and acquisitions refer to Schedule 7
(2) For the calculation of Adjusted Net Revenues excluding currency and acquisitions refer to Schedule 5

							Schedule 9
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Statements of Earnings
($ in millions, except per share data) / (Unaudited)

Quarters Ended December 31,				Years Ended December 31,
2022	2021	Change Fav./(Unfav.)		2022	2021	Change Fav./(Unfav.)
$ 20,031	$ 20,830	(3.8)%	Revenues including Excise Taxes	$ 80,669	$ 82,223	(1.9)%
11,879	12,726	6.7%	Excise Taxes on products	48,907	50,818	3.8%
8,152	8,104	0.6%	Net Revenues	31,762	31,405	1.1%
3,211	2,807	(14.4)%	Cost of sales	11,402	10,030	(13.7)%
4,941	5,297	(6.7)%	Gross profit	20,360	21,375	(4.7)%
2,017	2,350	14.2%	Marketing, administration and research costs	8,114	8,400	3.4%
2,924	2,947	(0.8)%	Operating Income	12,246	12,975	(5.6)%
170	146	(16.4)%	Interest expense, net	588	628	6.4%
8	33	75.8%	Pension and other employee benefit costs	24	115	79.1%
2,746	2,768	(0.8)%	Earnings before income taxes	11,634	12,232	(4.9)%
409	593	31.0%	Provision for income taxes	2,244	2,671	16.0%
(157)	(54)	100.0%	Equity investments and securities (income)/loss, net	(137)	(149)	(8.1)%
2,494	2,229	11.9%	Net Earnings	9,527	9,710	(1.9)%
97	136	(28.7)%	Net Earnings attributable to noncontrolling interests	479	601	(20.3)%
$ 2,397	$ 2,093	14.5%	Net Earnings attributable to PMI	$ 9,048	$ 9,109	(0.7)%

			Per share data: (1)
$ 1.54	$ 1.34	14.9%	Basic Earnings Per Share	$ 5.82	$ 5.83	(0.2)%
$ 1.54	$ 1.34	14.9%	Diluted Earnings Per Share	$ 5.81	$ 5.83	(0.3)%

(1) Net Earnings and weighted-average shares used in the basic and diluted Earnings Per Share computations for the quarters and for the years ended December 31, 2022 and 2021 are shown on Schedule 1, Footnote 1

								Schedule 10
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Adjustments for the Impact of Russia and Ukraine, excluding Currency
(Unaudited)

Quarters Ended December 31,					Years Ended December 31,
2022	2021	Currency	Variance excluding Currency		2022	2021	Currency	Variance excluding Currency
$ 1.39	$ 1.37	$ (0.19)	15.3%	Adjusted Diluted EPS (1)	$ 5.98	$ 6.13	$ (0.77)	10.1%
0.16	0.17	0.03		Net Earnings attributable to Russia and Ukraine	0.64	0.60	0.08
$ 1.23	$ 1.20	$ (0.22)	20.8%	Adjusted Diluted EPS excl. Russia and Ukraine	$ 5.34	$ 5.53	$ (0.85)	11.9%

(1) For the calculation of Adjusted Diluted EPS, see Schedule 2

Schedule 11
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
PMI & EE Region - Adjustments for the Impact of Russia and Ukraine, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Quarters Ended December 31,	Years Ended December 31,
2022	2021	Currency	Acqui- sitions	Variance excluding Currency & Acqui-sition	2022	2021	Currency	Acqui- sitions	Variance excluding Currency & Acqui- sitions
PMI

$ 8,152	$ 8,104	$ (878)	$ 316	7.5%	Adjusted Net Revenues (1)	$ 31,762	$ 31,651	$ (2,656)	$ 515	7.1%
717	645	50	—	Net Revenues attributable to Russia and Ukraine	2,591	2,471	123	—
$ 7,435	$ 7,459	$ (928)	$ 316	7.9%	Adjusted Net Revenues excl. Russia and Ukraine	$ 29,171	$ 29,180	$ (2,779)	$ 515	7.7%

$ 2,976	$ 3,034	$ (415)	$ 129	7.5%	Adjusted Operating Income (2)	$ 12,908	$ 13,584	$ (1,507)	$ 99	5.4%
300	296	58	—	Operating Income attributable to Russia and Ukraine	1,170	1,068	145	—
$ 2,676	$ 2,738	$ (473)	$ 129	10.3%	Adjusted Operating Income excl. Russia and Ukraine	$ 11,738	$ 12,516	$ (1,652)	$ 99	6.2%

36.5%	37.4%	(1.1)	pp	0.2	pp	—	pp	Adjusted Operating Income Margin	40.6%	42.9%	(1.3)	pp	(0.3)	pp	(0.7)	pp
0.5	pp	0.7	pp	Adjusted OI margin attributable to Russia and Ukraine	0.4	pp	—	pp
36.0%	36.7%	(1.7)	pp	0.2	pp	0.8pp	Adjusted Operating Income Margin excl. Russia and Ukraine	40.2%	42.9%	(1.7)	pp	(0.4)	pp	(0.6)pp

Eastern Europe

$ 992	$ 912	$ 26	$ —	5.9%	Adjusted Net Revenues (1)	$ 3,725	$ 3,544	$ 51	$ —	3.7%
717	645	50	—	Net Revenues attributable to Russia and Ukraine	2,591	2,471	123	—
$ 275	$ 267	$ (24)	$ —	12.0%	Adjusted Net Revenues excl. Russia and Ukraine	$ 1,134	$ 1,073	$ (72)	$ —	12.4%

$ 313	$ 304	$ 52	$ —	(14.1)%	Adjusted Operating Income (2)	$ 1,331	$ 1,229	$ 122	$ —	(1.6)%
300	296	58	—	Operating Income attributable to Russia and Ukraine	1,170	1,068	145	—
(61)	(67)	4	—	Corporate expenses apportioned to Russia and Ukraine	(256)	(233)	13	—
$ 74	$ 75	$ (10)	$ —	12.0%	Adjusted Operating Income excl. Russia and Ukraine	$ 417	$ 394	$ (36)	$ —	15.0%

31.6%	33.3%	4.6pp	—pp	(6.3)pp	Adjusted Operating Income Margin	35.7%	34.7%	2.8pp	—pp	(1.8)pp
4.7pp	5.2pp	Adjusted OI margin attributable to Russia and Ukraine (3)	(1.1)pp	(2.0)pp
26.9%	28.1%	(1.2)pp	—pp	—pp	Adjusted Operating Income Margin excl. Russia and Ukraine	36.8%	36.7%	(0.8)pp	—pp	0.9pp

(1) For the calculation of Adjusted Net Revenues, see Schedule 5
(2) For the calculation of Adjusted Operating Income, see Schedule 7
(3) Includes also impact of corporate expenses apportioned to Russia and Ukraine
Note: Sum might not foot to Total due to roundings, which could impact variance %

										Schedule 12
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Net Revenues by Product Category and Adjustments for the Impact of Russia and Ukraine, excluding Currency and Acquisitions
($ in millions) / (Unaudited)

Quarters Ended December 31,						Years Ended December 31,
2022	2021	Currency	Acqui-sitions	Variance excluding Currency & Acqui- sitions		2022	2021	Currency	Acqui-sitions	Variance excluding Currency & Acqui-sitions
					Combustible Tobacco (1)
$ 5,213	$ 5,580	$ (508)	$ 70	1.3%	Adjusted Net Revenues	$ 21,572	$ 22,313	$ (1,643)	$ 70	3.7%
423	351	30	—		Net Revenues attributable to Russia and Ukraine	1,542	1,399	80	—
$ 4,790	$ 5,228	$ (538)	$ 70	0.6%	Adjusted Net Revenues excl. Russia and Ukraine	$ 20,029	$ 20,914	$ (1,722)	$ 70	3.7%

					Smoke-free excl. W&H (1)
$ 2,866	$ 2,424	$ (360)	$ 246	23.0%	Adjusted Net Revenues	$ 9,919	$ 9,237	$ (1,002)	$ 256	15.5%
294	294	20	—		Net Revenues attributable to Russia and Ukraine	1,049	1,072	43	—
$ 2,572	$ 2,130	$ (380)	$ 246	27.0%	Adjusted Net Revenues excl. Russia and Ukraine	$ 8,871	$ 8,165	$ (1,046)	$ 256	18.3%

					Wellness and Healthcare
$ 72	$ 101	$ (10)	$ —	(18.8)%	Adjusted Net Revenues	$ 271	$ 101	$ (11)	$ 189	(7.9)%
—	—	—	—		Net Revenues attributable to Russia and Ukraine	—	—	—	—
$ 72	$ 101	$ (10)	$ —	(18.8)%	Adjusted Net Revenues excl. Russia and Ukraine	$ 271	$ 101	$ (11)	$ 189	(7.9)%

					PMI
$ 8,152	$ 8,104	$ (878)	$ 316	7.5%	Adjusted Net Revenues (2)	$ 31,762	$ 31,651	$ (2,656)	$ 515	7.1%
717	645	50	—		Net Revenues attributable to Russia and Ukraine	2,591	2,471	123	—
$ 7,435	$ 7,459	$ (928)	$ 316	7.9%	Adjusted Net Revenues excl. Russia and Ukraine	$ 29,171	$ 29,180	$ (2,779)	$ 515	7.7%
(1) Following the Swedish Match acquisition, PMI reclassified certain of its own products previously reported under its combustible tobacco category to the newly created smoke-free product category to better reflect the characteristics of these products. The impact of the reclassification was immaterial for all periods.
(2) For the calculation of Adjusted Net Revenues, see Schedule 5
Note: Sum of product categories might not foot to Total PMI due to roundings. "-" indicates amounts between -$0.5 million and +$0.5 million

		Schedule 13
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Condensed Balance Sheets
($ in millions) / (Unaudited)

	December 31,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$3,207	$4,496
All other current assets	16,412	13,221
Property, plant and equipment, net	6,710	6,168
Goodwill	19,655	6,680
Other intangible assets, net	6,732	2,818
Equity investments	4,431	4,463
Other assets	4,534	3,444
Total assets	$61,681	$41,290

Liabilities and Stockholders' (Deficit) Equity
Short-term borrowings	$5,637	$225
Current portion of long-term debt	2,611	2,798
All other current liabilities	19,088	16,232
Long-term debt	34,875	24,783
Deferred income taxes	1,956	726
Other long-term liabilities	3,825	4,734
Total liabilities	67,992	49,498

Total PMI stockholders' deficit	(8,957)	(10,106)
Noncontrolling interests	2,646	1,898
Total stockholders' (deficit) equity	(6,311)	(8,208)
Total liabilities and stockholders' (deficit) equity	$61,681	$41,290

		Schedule 14
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Calculation of Total Debt to Adjusted EBITDA and Net Debt to Adjusted EBITDA Ratios
($ in millions, except ratios) / (Unaudited)

	Year Ended December 31, 2022	Year Ended December 31, 2021

Net Earnings	$9,527	$9,710
Equity investments and securities (income)/loss, net	(137)	(149)
Provision for income taxes	2,244	2,671
Interest expense, net	588	628
Depreciation, amortization and impairment of intangibles	1,189	998
Asset impairment and exit costs and Others (1)	391	513
Adjusted EBITDA	$ 13,802	$14,371

	December 31,	December 31,
	2022	2021
Short-term borrowings	$5,637	$225
Current portion of long-term debt	2,611	2,798
Long-term debt	34,875	24,783
Total Debt	$43,123	$27,806
Cash and cash equivalents	3,207	4,496
Net Debt	$39,916	$23,310

Ratios:
Total Debt to Adjusted EBITDA	3.12	1.93
Net Debt to Adjusted EBITDA	2.89	1.62

(1) For year ended December 31, 2022 "Others" includes $151 million of charges related to the war in Ukraine, $115 million of costs associated with Swedish Match AB offer and $125 million for Swedish Match AB acquisition accounting related item. For the year ended December 31, 2021 "Others" includes a reduction in net revenues of $246 million related to the Saudi Arabia customs assessments and $51 million related to asset acquisition cost.

						Schedule 15
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Reconciliation of Non-GAAP Measures
Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency
($ in millions) / (Unaudited)

Quarters Ended December 31,				Years Ended December 31,
2022	2021	% Change		2022	2021	% Change
$ 3,093	$ 4,032	(23.3)%	Net cash provided by operating activities (1)	$ 10,803	$ 11,967	(9.7)%
(787)			Less: Currency	(1,524)
$ 3,880	$ 4,032	(3.8)%	Net cash provided by operating activities, excluding currency	$ 12,327	$ 11,967	3.0%

(1) Operating cash flow